Filed Pursuant to Rule 424(b)(5)
Registration No. 333-212372

The information in this preliminary prospectus supplement is not complete and may be changed. We are not using this preliminary prospectus supplement and the accompanying prospectus to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

Subject to Completion, dated May 14, 2019

Preliminary Prospectus Supplement

(To Prospectus dated July 1, 2016)

Fidelity National Information Services, Inc.

$                 % Senior Notes due 20

We are offering $         aggregate principal amount of     % senior notes due 20     (the “Senior Notes”). The Senior Notes will mature on        , 20    . We will pay interest semi-annually in arrears on the Senior Notes on      and      of each year, beginning on         , 2019. The Senior Notes will be our unsecured senior obligations and will rank equally with all our other unsecured senior indebtedness at any time outstanding.

On March 17, 2019, we, our wholly-owned subsidiary Wrangler Merger Sub, Inc. (“Merger Sub”) and Worldpay, Inc. (“Worldpay”) entered into an agreement and plan of merger (the “merger agreement”), pursuant to which, on the terms and subject to the conditions set forth in the merger agreement, Merger Sub will merge with and into Worldpay, with Worldpay being the surviving corporation and continuing as a wholly-owned subsidiary of us (the “merger”). The closing of this offering is expected to occur prior to the consummation of the merger. In the event that the merger is not consummated on or prior to June 17, 2020 (the “Outside Date”), or if, prior to the Outside Date, we notify the trustee in writing that the merger agreement is terminated or that in our reasonable judgment the merger will not be consummated on or prior to the Outside Date, then, in either case, we will be required to redeem the Senior Notes in whole and not in part at a special mandatory redemption price equal to 101% of the aggregate principal amount of the Senior Notes, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date. See “Description of the Senior Notes—Special Mandatory Redemption.”

Upon the occurrence of a Change of Control Triggering Event (as defined herein), we will be required to make an offer to purchase the Senior Notes at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. We may also redeem the Senior Notes in whole or in part at any time at the applicable redemption prices described in this prospectus supplement under the heading “Description of the Senior Notes—Optional Redemption.”

The Senior Notes constitute a new issue of securities for which there are no established trading markets. We do not plan to apply to list the Senior Notes on any securities exchange. Currently, there is no public market for the Senior Notes.

Investing in the Senior Notes involves risk. See “Risk Factors” beginning on page S-16 of this prospectus supplement and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Senior Notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public		Underwriting Discount		Proceeds to Us (Before Expenses)
Per Senior Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from , 2019, if settlement occurs after that date.

The underwriters expect to deliver the Senior Notes on or about                 , 2019 through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System.

Joint Book-Running Managers

Barclays	Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan

May     , 2019

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

We have not, and the underwriters have not, authorized anyone to provide you with additional or different information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information provided by this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date on the front cover of the respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement entitled “Where You Can Find More Information.”

The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the Senior Notes in some jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement and the accompanying prospectus are required by us and the underwriters to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

We expect delivery of the Senior Notes will be made against payment therefor on or about                , 2019, which is the fifth business day following the date of pricing of the Senior Notes (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Senior Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors. See the section of this prospectus supplement entitled “Underwriting (Conflicts of Interest).”

ABOUT THIS PROSPECTUS SUPPLEMENT

The terms “FIS,” “we,” “us,” and “our” refer to Fidelity National Information Services, Inc. and its subsidiaries (but for the avoidance of doubt not giving effect to the merger (as defined herein) unless expressly stated), except with respect to the terms of the Senior Notes, including on the cover page, “The Offering” and “Description of the Senior Notes,” and unless the context otherwise requires for which such terms refer to Fidelity National Information Services, Inc. only. Unless specifically indicated, the information presented in this prospectus supplement does not give effect to the merger, which is currently expected to close in the third quarter of 2019. See “Summary—Merger with Worldpay” in this prospectus supplement.

This prospectus supplement relates to a prospectus which is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in the accompanying prospectus from time to time. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. Please carefully read this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering in addition to the information described in the section of this prospectus supplement entitled “Where You Can Find More Information.”

S-ii

The registration statement that contains the accompanying prospectus (including the exhibits filed with and incorporated by reference in the registration statement) contains additional information about us and the Senior Notes offered under this prospectus supplement. That registration statement can be read at the SEC’s website at https://www.sec.gov.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, including statements regarding our expectations, hopes, intentions, or strategies regarding the future. These statements relate to, among other things, our future financial and operating results. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms and other comparable terminology.

Actual results, performance or achievement could differ materially from those contained in these forward-looking statements. The risks and uncertainties that forward-looking statements are subject to include, without limitation:

•	the merger may not be completed or may not provide the expected benefits, or FIS and Worldpay may not be able to achieve the cost or revenue synergies anticipated;

•	the integration of FIS and Worldpay may be more difficult, time-consuming or expensive than anticipated;

•	revenues following the merger may be lower than expected, including for possible reasons such as unexpected costs, charges or expenses resulting from the merger;

•

the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;

•	customer loss or other business disruption in connection with the merger, or of the loss of key employees;

•	the possible occurrence of an event, change or other circumstance that would give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that may be instituted against FIS, Worldpay and others related to the merger agreement;

•	unforeseen risks relating to doing business internationally and liabilities of FIS or Worldpay that may exist;

•

uncertainty surrounding the outcome and negotiations in respect of Brexit and changes in general economic, business, political and regulatory conditions resulting therefrom, which may make completion of the merger more difficult, time-consuming or expensive than anticipated;

•

changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, changes in either or both the United States and international lending, capital and financial markets, and currency fluctuations;

•

the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements, including privacy and cybersecurity laws and regulations;

S-iii

•

internal or external security breaches of our and Worldpay’s systems, including those relating to the unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our and Worldpay’s software or platforms, the exposure to significant fines, and the reactions of customers, card associations, government regulators and others to any such events;

•

operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the merger;

•	changes in the growth rates of the markets for the solutions of FIS and Worldpay and failures to adapt such solutions to changes in technology or in the marketplace;

•	changes affecting the ability of FIS and Worldpay to expand market share or enter new markets;

•	changes in consumer behavior, including a decline in the use of credit, debit or prepaid cards;

•	the failure of Worldpay and FIS to continue to identify and complete acquisitions and partnerships;

•	changes in FIS’ and Worldpay’s abilities to mitigate risk;

•

the risk that implementation of software (including software updates) for customers or at customer locations, or employee error in monitoring software and platforms, may result in the corruption or loss of data or customer information, interruption of business operations, outages, exposure to liability claims or loss of customers;

•	the risk that Worldpay’s new acquiring platform in development may not be successfully implemented;

•	the reaction of current and potential customers to communications from us, Worldpay or regulators regarding information security, risk management, internal audit or other matters;

•

competitive pressures on pricing related to the decreasing number of community banks in the U.S., the development of new disruptive technologies competing with one or more of our or Worldpay’s solutions, increasing presence of international competitors in the U.S. market and the entry into the market by global banks and global companies with respect to certain competitive solutions, each of which may have the impact of unbundling individual solutions from a comprehensive suite of solutions that each of FIS and Worldpay provides to many of its customers;

•	the failure to innovate in order to keep up with new emerging technologies, which could impact the post-merger combined company’s solutions and ability to attract new, or retain existing, customers;

•

receipt of the requisite shareholder approval or other conditions to the completion of the merger may not be satisfied, or the regulatory approvals required for the merger may not be obtained on the terms expected or on the anticipated schedule;

•

the amount of the costs, fees, expenses and charges related to the merger, including the costs, fees, expenses and charges related to any financing arrangements entered into in connection with the merger and potentially significant pre- and post-closing-related costs in connection with the merger that are, and will be, incurred regardless of whether the merger is completed;

•	the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger;

•

the availability, cost and terms of the debt financing (including the Senior Notes offered hereby) we intend to incur in connection with the merger, which may vary depending on market conditions and other factors;

•	the effect of the announcement of the merger on each company’s ability to maintain business relationships and on operating results and the businesses generally;

S-iv

•

the effect of restrictions placed on FIS’ and Worldpay’s, and their respective subsidiaries’, business activities prior to the effective time and ability to pursue alternatives to the merger pursuant to the merger agreement;

•	the outcomes of pending or future litigations or investigations;

•	failure of Worldpay to comply with applicable requirements of Visa, MasterCard or other payment networks or card schemes or changes in those requirements;

•	fraud by merchants or others;

•	the loss of Worldpay clients or referral partners;

•	the failure of Worldpay to continue to be able to pass along fee increases;

•	the termination of sponsorship or clearing services provided to Worldpay; and

•	other risks detailed under “Risk Factors” and elsewhere in this document and in our other filings with the SEC.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the possibility that actual results may differ materially from forward-looking statements contained in or incorporated into this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering.

S-v

SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference, before making an investment decision.

Fidelity National Information Services, Inc.

We are a global leader in financial services technology with a focus on retail and institutional banking, payments, asset management and wealth and retirement, risk and compliance and outsourcing solutions. Through the depth and breadth of our solutions portfolio, global capabilities and domain expertise, we serve clients in over 130 countries. Headquartered in Jacksonville, Florida, we employ more than 47,000 people worldwide and hold leadership positions in payment processing, financial software and banking solutions. Providing software, services and outsourcing of the technology that empowers the financial world, we are a Fortune 500 company and a member of Standard & Poor’s 500® Index.

We have grown organically, as well as through acquisitions, which have contributed critical applications and services that complement or enhance our existing offerings, diversifying our revenue by customer, geography and service offering. Our solutions include core processing solutions; digital solutions; fraud, risk management and compliance solutions; electronic funds transfer and network services; card and retail payment solutions; corporate liquidity solutions; wealth and retirement solutions; item processing and output services; government payments solutions; ePayment solutions; securities processing and finance solutions; global trading solutions; asset management and insurance solutions; and global commercial services for financial institutions and credit unions, as well as companies and governmental entities. We sell certain of these solutions to domestic companies, as well as to global organizations and companies domiciled both within and outside of North America, where our solutions are able to be deployed across multiple regions. Our strategic acquisitions have enabled us to broaden our available solution sets, scale our operations, expand and diversify our customer base and strengthen our competitive position.

Operating Segments

We report the results of our operations based on three reportable segments: Integrated Financial Solutions, Global Financial Solutions and Corporate and Other.

Integrated Financial Solutions (“IFS”)

The IFS segment is focused primarily on serving North American clients for transaction and account processing, payment solutions, channel solutions, digital channels, risk management and compliance solutions, lending and wealth and retirement solutions, and corporate liquidity, capitalizing on the continuing trend to outsource these solutions. Clients in this segment include regional and community banks, credit unions and commercial lenders, as well as government institutions, merchants and other commercial organizations. IFS’ primary software applications function as the underlying infrastructure of a financial institution’s processing environment. These applications include core bank processing software, which banks use to maintain the primary records of their customer accounts, and complementary applications and services that interact directly with the core processing applications. These markets are primarily served through integrated solutions and characterized by multi-year processing contracts that generate highly recurring revenues. The predictable nature of cash flows generated from this segment provides opportunities for further investments in innovation, integration, information and security, and compliance in a cost-effective manner.

Global Financial Solutions (“GFS”)

The GFS segment is focused on serving the largest global financial institutions and/or international financial institutions with a broad array of capital markets (including asset managers, buy- and sell-side securities and trading firms), asset management and insurance solutions, as well as banking and payments solutions.

GFS clients include the largest global financial institutions, including those headquartered in the United States, as well as international financial institutions we serve as clients in more than 130 countries around the world. These institutions face unique business and regulatory challenges and account for the majority of financial institution information technology spend globally. The purchasing patterns of GFS clients vary from those of IFS clients who typically purchase solutions on an outsourced basis. GFS clients purchase our solutions and services in various ways, including licensing and managing technology “in-house,” using consulting and third-party service providers as well as fully outsourced end-to-end solutions. We have long-established relationships with many of these financial institutions that generate significant recurring revenue. GFS clients now also include asset managers, buy-and sell-side securities and trading firms, insurers and private equity firms. This segment also included our consolidated Brazilian joint venture with Banco Bradesco until such joint venture was unwound and the assets we continue to own were spun-off to a new wholly-owned FIS subsidiary on December 31, 2018.

Corporate and Other

The Corporate and Other segment consists of corporate overhead expense, certain leveraged functions and miscellaneous expenses that are not included in the operating segments, as well as certain non-strategic businesses. The overhead and leveraged costs relate to marketing, corporate finance and accounting, human resources, legal, and amortization of acquisition-related intangibles and other costs that are not considered when management evaluates revenue generating segment performance, such as acquisition integration and severance costs.

Competitive Strengths

We believe that our competitive strengths include the following:

•	Brand—We have built a global brand known for innovation and thought leadership in the financial services sector.

•

Global Distribution and Scale—Our worldwide presence, array of solution offerings, customer breadth, established infrastructure and employee depth enable us to leverage our client relationships and global scale to drive revenue growth and operating efficiency. We are a global leader in the markets we serve, supported by a large, knowledgeable talent pool of employees around the world.

•

Extensive Domain Expertise and Portfolio Depth—We have a significant number and wide range of high-quality software applications and service offerings that have been developed over many years with substantial input from our customers. Our broad portfolio of solutions includes a wide range of flexible service arrangements for the deployment and support of our software, from managed processing arrangements, either at the customer’s site or at our location, to traditional license and maintenance fee approaches. This broad solution set allows us to bundle tailored or integrated services to compete effectively. In addition, we are able to use the modular nature of our software applications and our ability to integrate many of our services with the services of others to provide customized solutions that respond to individualized customer needs. We understand the needs of our customers and have developed and acquired innovative solutions that can give them a competitive advantage and reduce their operating costs. We have made significant investment in modernizing our platforms and solutions and moving our server compute into our private cloud located in our strategic data centers to increase our competitiveness in the global marketplace.

•

Excellent and Long-Term Relationship with Clients—A significant percentage of our business with our customers relates to applications and services provided under multi-year, recurring contracts. The nature of these relationships allows us to develop close partnerships with these customers, resulting in high client retention rates. As the breadth of our service offerings has expanded, we have found that our access to key customer personnel is increasing, presenting greater opportunities for cross-selling and providing integrated, total solutions to our customers.

Strategy

Our mission is to deliver superior solutions and services to our clients and to expand our client base, which will result in sustained revenue and earnings growth for our shareholders. Our strategy to achieve this goal has been and continues to be built on the following pillars:

•

Build, Buy, or Partner to Add Solutions to Cross-Sell Existing Clients and Win New Clients—We continue to invest in growth through internal software development, as well as through acquisitions and equity investments that complement and extend our existing solutions and capabilities, providing us with additional solutions to cross-sell existing clients and capture the interest of new clients. We also partner from time to time with other entities to provide comprehensive offerings to our prospects and customers. By investing in solution innovation and integration, we continue to expand our value proposition to our prospects and clients.

•

Support Our Clients Through Innovation—Changing market dynamics, particularly in the areas of information security, regulation and innovation, are transforming the way our clients operate, which is driving incremental demand for our integrated solutions and services around our intellectual property. As prospects and customers evaluate technology, business process changes and vendor risks, our depth of services capabilities enables us to become involved earlier in their planning and design process and assist them as they manage through these changes.

•

Continually Improve to Drive Margin Expansion—We strive to optimize our performance through investments in infrastructure enhancements, our workforce and other measures that are designed to drive margin expansion.

•

Expand Client Relationships—The overall market we serve continues to gravitate beyond single-application purchases to multi-solution partnerships. As the market dynamics shift, we expect our clients and prospects to rely more on our multidimensional service offerings. Our leveraged solutions and processing expertise can produce meaningful value and cost savings for our clients through more efficient operating processes, improved service quality and convenience for our clients’ customers.

•	Build Global Diversification—We continue to deploy resources in global markets where we expect to achieve meaningful scale.

Corporate Information

Fidelity National Information Services, Inc. is a Georgia corporation. Our executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and our telephone number at that location is (904) 438-6000. Our website address is www.fisglobal.com. The contents of our website are not incorporated into this prospectus supplement or the accompanying prospectus.

Merger with Worldpay

On March 17, 2019, we entered into the merger agreement with Worldpay, pursuant to which we will acquire all of the outstanding shares of Worldpay. In accordance with the merger agreement, Worldpay stockholders will receive 0.9287 shares of FIS common stock and $11.00 in cash for each share of Worldpay common stock.

The merger is currently expected to close in the third quarter of 2019 and remains subject to approval by FIS shareholders and Worldpay stockholders and customary closing conditions, including competition and regulatory approvals.

The merger agreement contains a number of termination rights for each of FIS and Worldpay, including, among others, the right of FIS and Worldpay to terminate the merger agreement in the event that (i) the merger is not consummated on or before March 17, 2020 (as such date may be extended to June 17, 2020 by either party under certain circumstances), (ii) the requisite approval of the shareholders of FIS or the stockholders of Worldpay is not obtained, (iii) any governmental entity issues a final non-appealable order permanently enjoining the consummation of the merger or (iv) the other party breaches any of its covenants, agreements, representations or warranties to the extent such breach would result in the failure of a closing condition and such breach is not cured within a specified cure period or is not curable. In addition, each of FIS and Worldpay has the right to terminate the merger agreement prior to obtaining shareholder or stockholder approval if the non-terminating party’s board of directors changes its recommendation with respect to the transaction or takes certain other adverse actions with respect to its recommendation. These provisions are subject to amendment or waiver, including amendment or waiver of the termination date, by FIS and Worldpay. If the merger is not completed, FIS could be liable to Worldpay for a termination fee of $1 billion in connection with the merger agreement, depending on the reasons leading to such termination.

The merger agreement, including a summary of its termination provisions, is included as a part of our Current Report on Form 8-K filed with the SEC on March 18, 2019, which is incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

Overview of Worldpay

Worldpay, a Delaware corporation, is a leading payments technology company with unique capability to power global omni-commerce. With an integrated technology platform, Worldpay offers a comprehensive suite of products and services, delivered globally through a single provider. Worldpay processes over 40 billion transactions annually, supporting more than 300 payment types across 146 countries and 126 currencies. Worldpay is focused on expanding into high-growth markets and customer segments, including global eCommerce, integrated payments and B2B. Worldpay’s principal executive office is located at 8500 Governor’s Hill Drive, Symmes Township, Ohio 45249, and its telephone number is (800) 735-3362.

For more information on Worldpay, including an overview of Worldpay’s business, Worldpay’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the year ended December 31, 2018, Worldpay’s audited consolidated financial statements for the fiscal years ended December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018, Worldpay’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the fiscal quarter ended March 31, 2019, and Worldpay’s interim unaudited consolidated financial statements for the fiscal quarter ended March 31, 2019 and for the three months ended March 31, 2019 and 2018, see our Current Report on Form 8-K filed with the SEC on May 13, 2019. For a discussion of certain risks related to Worldpay’s business which we expect will be particularly relevant to FIS’ business following the merger, see our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 filed with the SEC on April 30, 2019. Each of the foregoing filings with the SEC is incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

Please also see the unaudited pro forma condensed combined financial statements of FIS and Worldpay included elsewhere in this prospectus supplement under the heading “Unaudited Pro Forma Condensed Combined Financial Statements.” The unaudited pro forma condensed combined financial statements include an unaudited pro forma condensed combined statement of earnings for the three months ended March 31, 2019 and the year ended December 31, 2018, which reflects the combined historical consolidated statements of income of

FIS and Worldpay giving effect to the merger as if it had occurred on January 1, 2018, and the unaudited pro forma condensed combined balance sheet data as of March 31, 2019, which reflects the combined historical consolidated balance sheets of FIS and Worldpay giving effect to the merger as if it had occurred on March 31, 2019.

Financing Transactions

Set forth below is a description of the financing transactions that have occurred or are expected to occur in connection with the merger.

Bridge Facility

On March 17, 2019, we entered into a bridge facility commitment letter (the “original commitment letter”) with Barclays Bank PLC, Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC (the “bridge facility lenders”), pursuant to which the bridge facility lenders committed to provide a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of $9.5 billion (the “bridge facility”), consisting of (i) a $2.0 billion tranche to backstop an amendment to our existing revolving credit facility, dated September 21, 2018, to permit the borrowing of revolving loans thereunder up to $2.0 billion (the “specified revolving loans”) on a limited conditionality basis consistent with the conditions precedent to funding under the bridge facility (the “amendment tranche”) and (ii) a $7.5 billion tranche (the “capital markets tranche”). On March 29, 2019, we entered into a joinder agreement to the original commitment letter to, among other things, add additional commitment parties and reallocate the commitments in respect of the capital markets tranche of the bridge facility thereunder.

Amendments to Existing Revolving Credit Facility

On March 29, 2019, we and certain financial institutions party to our existing revolving credit facility entered into an amendment to our existing revolving credit facility to, among other things, permit the borrowing of the specified revolving loans on a limited conditionality basis consistent with the conditions precedent to funding under the bridge facility and, in connection with the entry into such amendment, the commitments in respect of the amendment tranche of the bridge facility were automatically and permanently reduced to zero. The specified revolving loans may also be used to refinance certain outstanding indebtedness of Worldpay and its subsidiaries on the closing date, finance a portion of the merger consideration and pay fees and expenses related to the merger, the refinancing of outstanding Worldpay indebtedness and related transactions.

On April 5, 2019, we and certain financial institutions party to our existing revolving credit facility entered into a second amendment to our existing revolving credit facility to permit us to exclude indebtedness issued or incurred for the purpose of financing any acquisition that utilizes at least $1,500,000,000 of debt financing from the calculation of the maximum leverage ratio permitted thereunder prior to the consummation of such acquisition or the termination of the acquisition agreement with respect thereto; provided that such acquisition financing includes provisions requiring its repayment if the acquisition is not completed.

Senior Notes Offerings and Short-Term Borrowings

We expect to replace the capital markets tranche of the bridge facility prior to the closing of the merger with other financing (the “permanent financing”), which we currently expect to include the issuance of the Senior Notes offered hereby, the concurrent issuance of Euro- and Sterling-denominated senior notes (the “Euro-Sterling notes offerings”), and additional commercial paper and/or revolving credit borrowings. We currently intend to borrow approximately $11.1 billion of permanent financing to provide funds for the cash portion of the merger consideration, the repayment of the outstanding Worldpay bank debt and notes in an aggregate principal amount of approximately $7.5 billion (as of March 31, 2019) and costs and expenses of the merger, although the amount of the permanent financing could change.

In addition, depending on market conditions, we might choose to leave outstanding Worldpay’s existing senior unsecured notes, in an aggregate principal amount of approximately $1.7 billion (as of March 31, 2019), which would reduce the amount of permanent financing that we would seek to raise.

To the extent that new FIS unsecured notes (including the Senior Notes offered hereby, the Euro-Sterling notes referred to above or additional commercial paper) are not issued and sold prior to the closing of the merger, then we intend to also use proceeds of the bridge facility, together with the other sources described above, to pay the cash portion of the merger consideration and fees and expenses and repay the outstanding Worldpay bank debt at closing, and leave the Worldpay notes outstanding.

This description of the foregoing financing transactions is included herein solely for informational purposes. In particular, the Euro-Sterling notes offerings are being made by means of a separate, standalone prospectus supplement, and not by means of this prospectus supplement. The amounts and terms and conditions of the Euro-Sterling notes offerings are subject to market conditions. There can be no assurance that we will be able to complete the Euro-Sterling notes offerings on terms and conditions acceptable to us or at all. The offering of the Senior Notes is not contingent on the completion of the Euro-Sterling notes offerings or the consummation of the merger.

The Offering

The summary below describes the principal terms of the Senior Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Senior Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the Senior Notes.

Issuer	Fidelity National Information Services, Inc.

Securities Offered	$ aggregate principal amount of % Senior Notes due 20 (the “Senior Notes”).

Issue Price	% plus accrued interest, if any, from , 2019.

Maturity Date	, 20 .

Interest Rate	The Senior Notes will bear interest from , 2019, or from the most recent interest payment date to which interest has been paid, at the rate of % per annum.

Interest Payment Dates	and of each year, beginning on , 2019.

Ranking	The Senior Notes will be our general unsecured obligations and will (1) rank equally in right of payment with all of our existing and future unsecured senior debt, (2) be effectively junior to all of our existing and future secured debt to the extent of the value of the assets securing that secured debt, and (3) rank senior in right of payment to all of our future debt, if any, that is by its terms expressly subordinated to the Senior Notes. The Senior Notes will be structurally junior to any indebtedness of our subsidiaries, other than if any of our domestic wholly-owned subsidiaries guarantees or becomes a co-obligor under any of our credit facilities in the future (in which case such subsidiaries will be required to also guarantee the Senior Notes).

As of March 31, 2019, we had outstanding approximately $9.2 billion of unsecured senior indebtedness. Also at that date, we had no secured indebtedness, and our subsidiaries had outstanding approximately $7.5 billion of liabilities (including approximately $0.9 billion of deferred revenue) and no preferred equity. On a pro forma basis giving effect to the merger, and assuming that all of the Worldpay notes remain outstanding after the completion of the merger, as of March 31, 2019 our subsidiaries (including Worldpay and its subsidiaries) would have had outstanding approximately $29.1 billion of liabilities and no preferred equity.

Use of Proceeds

We expect the net proceeds from this offering to be approximately $                billion after deducting the underwriting discounts and our estimated offering expenses. We intend to use the net proceeds from this offering, along with the net proceeds from the other transactions comprising the permanent financing, to provide funds for the cash portion of the merger consideration, the repayment of outstanding Worldpay debt and costs and expenses of the merger. Any remaining net proceeds would be used for general corporate purposes. Pending such uses, we may invest the net proceeds from this offering temporarily in investment-grade securities, money-market funds, bank deposit accounts or similar short-term investments, or use such net proceeds to repay outstanding borrowings under our existing commercial paper program or revolving credit facility. See “Use of Proceeds.”

Special Mandatory Redemption	In the event that the merger is not consummated on or prior to the Outside Date, or if, prior to the Outside Date, we notify the trustee in writing that the merger agreement is terminated or that in our reasonable judgment the merger will not be consummated on or prior to the Outside Date, then, in either case, we will be required to redeem the Senior Notes in whole and not in part at a special mandatory redemption price equal to 101% of the aggregate principal amount of the Senior Notes, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date. See “Use of Proceeds” and “Description of the Senior Notes—Special Mandatory Redemption.”

Purchase of Senior Notes upon a Change of Control Triggering Event	Upon the occurrence of a Change of Control Triggering Event, we must offer to purchase the Senior Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to but excluding the date of the purchase. For more details, see “Description of the Senior Notes—Purchase of Senior Notes upon a Change of Control Triggering Event.”

Optional Redemption

We may redeem some or all of the Senior Notes, at any time at our option in whole or from time to time in part, at a redemption price equal to the greater of 100% of the principal amount of the Senior Notes to be redeemed and a “make-whole” redemption price as described under “Description of the Senior Notes—Optional Redemption,” in either case, plus accrued and unpaid interest to, but excluding, the date of redemption.

At any time on or after the Par Call Date, we may, at our option, redeem the Senior Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Senior Notes being redeemed, plus accrued and unpaid interest, if any, on the Senior Notes being redeemed to, but excluding, the applicable redemption date. “Par Call Date” means , 20 (the date that is months prior to the maturity date of the Senior Notes). See “Description of the Senior Notes—Optional Redemption.”

Covenants	We will issue the Senior Notes under an indenture with The Bank of New York Mellon Trust Company, N.A., as trustee. The indenture includes certain covenants, including limitations on our ability to:

•	create liens on certain of our assets;

•	enter into sale and lease-back transactions with respect to properties; and

•	merge or consolidate with another entity.

These covenants are subject to a number of important exceptions, limitations and qualifications that are described under “Description of the Senior Notes—Restrictive Covenants.”

Listing	The Senior Notes are a new issue of securities with no established trading markets. The Senior Notes are not, and are not expected to be, listed on any national securities exchange or included in any automated dealer quotation system.

Further Issuances	We may create and issue additional Senior Notes ranking equally and ratably with the Senior Notes offered by this prospectus supplement in all respects, except for the issue date, public offering price and, if applicable, the initial interest payment date and the initial interest accrual date, so that such additional Senior Notes will be consolidated and form a single series with the Senior Notes offered by this prospectus supplement.

Denominations	$2,000 and integral multiples of $1,000 in excess thereof.

Governing Law	The State of New York.

You should refer to the section entitled “Risk Factors” beginning on page S-16 of this prospectus supplement and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, for an explanation of certain risks of investing in the Senior Notes.

Summary Historical Consolidated Financial Data of FIS

The following table presents our summary historical consolidated financial data as of and for the fiscal years ended December 31, 2018, 2017, 2016, 2015 and 2014. The summary historical consolidated financial data as of December 31, 2018 and 2017, and for the years ended December 31, 2018, 2017 and 2016, have been derived from our audited consolidated financial statements and accompanying notes contained in our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this prospectus supplement. The summary historical consolidated financial data as of December 31, 2016, 2015 and 2014, and for the years ended December 31, 2015 and 2014, have been derived from our audited consolidated financial statements for such years and accompanying notes, which are not incorporated by reference into this prospectus supplement.

Our summary historical consolidated financial data as of March 31, 2019 and for the three-month periods ended March 31, 2019 and 2018 have been derived from our historical unaudited interim condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which is incorporated by reference into this prospectus supplement. Our summary historical consolidated financial data as of March 31, 2018 has been derived from our historical unaudited interim condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which is not incorporated by reference into this prospectus supplement. These financial statements are unaudited, but, in the opinion of our management, contain all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of our financial condition, results of operations and cash flows for the periods presented.

Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods. The information set forth below is only a summary. You should read the following information together with our consolidated financial statements and accompanying notes and the sections entitled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, which are incorporated by reference into this prospectus supplement, and in our other reports filed with the SEC. The summary historical data presented below constitutes historical financial data of FIS. Our historical consolidated financial information may not be indicative of the future performance of FIS or the combined company following consummation of the merger. For more information, see “Where You Can Find More Information.”

	Three Months Ended March 31,		Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(In millions)		(In millions)
Statement of Earnings Data:
Revenue	$2,057	$2,066	$8,423	$8,668	$8,831	$6,260	$6,413
Cost of revenue	1,381	1,414	5,569	5,794	5,895	4,071	4,327

Gross profit	676	652	2,854	2,874	2,936	2,189	2,086
Selling, general and administrative expenses	361	358	1,301	1,442	1,707	1,102	815
Asset impairments	—	—	95	—	—	—	—

Operating income	315	294	1,458	1,432	1,229	1,087	1,271
Total other income (expense), net	(127)	(69)	(354)	(456)	(392)	(62)	(218)

Earnings from continuing operations before income taxes and equity method investment earnings (loss)	188	225	1,104	976	837	1,025	1,053
Provision (benefit) for income taxes	32	34	208	(321)	291	375	335
Equity method investment earnings (loss)	(7)	(1)	(15)	(3)	—	—	—

Earnings from continuing operations, net of tax	149	190	881	1,294	546	650	718
Earnings (loss) from discontinued operations, net of tax	—	—	—	—	1	(7)	(11)

Net earnings	149	190	881	1,294	547	643	707
Net (earnings) loss attributable to noncontrolling interest	(1)	(8)	(35)	(33)	(22)	(19)	(28)

Net earnings attributable to FIS common stockholders	$148	$182	$846	$1,261	$525	$624	$679

	As of March 31,		As of December 31,
	2019	2018	2018	2017	2016	2015	2014
	(In millions)		(In millions)
Balance Sheet Data:
Cash and cash equivalents	$576	$725	$703	$665	$683	$682	$493
Goodwill	13,544	13,747	13,545	13,730	14,178	14,745	8,878
Intangible assets, net	3,019	3,707	3,132	3,885	4,590	5,080	1,268
Total assets	24,073	24,405	23,770	24,526	26,026	26,185	14,521
Total debt	9,215	9,076	8,985	8,763	10,478	11,444	5,068
Total FIS stockholders’ equity	9,896	10,495	10,215	10,711	9,675	9,298	6,557
Noncontrolling interest	7	116	7	109	104	86	135
Total equity	9,903	24,405	10,222	10,820	9,779	9,384	6,692

FIS Non-GAAP Financial Measures

Generally accepted accounting principles (“GAAP”) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions, and in the preparation of financial statements. Set forth below is information about our Adjusted EBITDA and our Adjusted EBITDA Unburdened by Stock Compensation, which are non-GAAP financial measures. In addition to reporting financial results in accordance with GAAP, we have provided these non-GAAP financial measures because they are among the measures our management considers in evaluating our performance and because we believe they are useful to help investors better understand the underlying fundamentals of our business.

Adjusted EBITDA is defined as EBITDA (defined as net earnings before interest, taxes and depreciation and amortization) plus certain non-operating items. The non-operating items generally include acquisition accounting adjustments and acquisition, integration and other costs. Adjusted EBITDA Unburdened by Stock Compensation further excludes stock compensation expense. These non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, operating income, net earnings, operating cash flow and other measures prepared in accordance with GAAP. Further, our non-GAAP measures may be calculated differently from similarly titled measures of other companies.

We provide a reconciliation of Adjusted EBITDA and Adjusted EBITDA Unburdened by Stock Compensation to our net earnings, which, in each case, is the most directly comparable GAAP financial measure.

GAAP to Non-GAAP Reconciliation

	Three Months Ended March 31,		Year Ended December 31,
	2019	2018	2018	2017
(in millions)
Net earnings attributable to FIS common stockholders	$148	$182	$846	$1,261
Add: Provision (benefit) for income taxes	32	34	208	(321)
Equity method investment loss	7	1	15	3
Total other expense	128	77	389	489

Operating income, as reported	315	294	1,458	1,432

Depreciation and amortization (1)	368	352	1,420	1,367
Acquisition, integration and other costs (2)	46	57	156	178
Asset impairments (3)	—	—	95	—
Acquisition deferred revenue adjustment (4)	—	2	4	7

Adjusted EBITDA	$729	$705	$3,133	$2,984

Stock compensation	19	17	81	104

Adjusted EBITDA Unburdened by Stock Compensation	$748	$722	$3,214	$3,088

(1)

Represents the impact of depreciation and amortization expense. The Company has excluded the impact of depreciation of fixed assets and amortization of intangibles as such amounts can be significantly impacted by the timing and/or size of acquisitions. Although the Company excludes these amounts from its non-GAAP expenses, the Company believes that it is important for investors to understand that such tangible and intangible assets contribute to revenue generation. Depreciation and amortization of assets, including those that relate to past acquisitions, will recur in future periods until such assets have been fully depreciated or amortized. Any future acquisitions may result in the depreciation and/or amortization of future assets.
(2)

Represents acquisition and integration costs primarily related to the pending acquisition of Worldpay and certain other costs including those associated with data center consolidation activities during the three months ended March 31, 2019. For the 2018 and 2017 periods this item represents acquisition, integration and other costs primarily related to the SunGard acquisition. The year ended December 31, 2018 also includes costs associated with our data center consolidation activities.

(3)

Represents asset impairments for assets held for sale prior to being transferred to Banco Bradesco upon closing of the agreement to unwind the Brazilian Venture as well as impairments of the goodwill and contract intangible asset associated with the Brazilian Venture.

(4)

Represents the impact of the purchase accounting adjustment to reduce SunGard’s deferred revenues to estimated fair value, determined as fulfillment cost plus a normal margin. The deferred revenue adjustment represents revenue that would have been recognized in the normal course of business by SunGard under GAAP if the acquisition had not occurred, but was not recognized due to GAAP purchase accounting requirements.

Summary Historical Consolidated Financial Data of Worldpay

The following tables present summary historical consolidated financial data of Worldpay as of and for the fiscal years ended December 31, 2018, 2017, 2016, 2015 and 2014. The summary historical consolidated financial data as of December 31, 2018 and 2017, and for the years ended December 31, 2018, 2017 and 2016, have been derived from Worldpay’s audited consolidated financial statements incorporated by reference into this prospectus supplement. The summary historical consolidated financial data as of December 31, 2016, 2015 and 2014, and for the years ended December 31, 2015 and 2014, have been derived from Worldpay’s audited consolidated financial statements for such years and accompanying notes, which are not incorporated by reference into this prospectus supplement. The summary historical consolidated financial data as of March 31, 2019 and for each of the three months ended March 31, 2019 and March 31, 2018 has been derived from Worldpay’s unaudited interim condensed consolidated financial statements incorporated by reference into this prospectus supplement, which have been prepared on the same basis as Worldpay’s audited consolidated financial statements, and the summary historical consolidated financial data as of March 31, 2018 has been derived from Worldpay’s unaudited interim condensed consolidated financial statements, which are not incorporated by reference into this prospectus supplement.

Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods. The information set forth below is only a summary. You should read the following information together with Worldpay’s consolidated financial statements and accompanying notes thereto incorporated by reference into this prospectus supplement. The summary historical data presented below constitutes historical financial data of Worldpay. Worldpay’s historical consolidated financial information may not be indicative of the future performance of Worldpay or the combined company following consummation of the merger. For more information, see “Where You Can Find More Information.”

	Three Months Ended March 31,		Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(in millions)		(in millions)
Statement of income data:
Revenue	$970.0	$850.7	$3,925.4	$4,026.5	$3,579.0	$3,159.9	$2,577.2
Network fees and other costs (1)	—	—	—	1,903.2	1,674.2	1,478.2	1,174.7
Sales and marketing	290.9	266.0	1,131.7	669.5	582.3	503.9	396.3
Other operating costs	181.0	155.1	698.0	318.7	294.2	284.1	242.4
General and administrative	127.4	250.1	662.1	295.1	189.7	182.4	174.0
Depreciation and amortization	264.4	207.2	1,095.0	318.5	270.1	276.9	275.1

Income (loss) from operations	106.3	(27.7)	338.6	521.5	568.5	434.4	314.7
Interest expense-net	(72.1)	(75.2)	(304.9)	(140.6)	(109.5)	(105.7)	(79.7)
Non-operating income (expense)	3.5	(8.6)	(41.8)	432.8	(36.3)	(31.3)	0.2

Income (loss) before applicable income taxes	37.7	(111.5)	(8.1)	813.7	422.7	297.4	235.2
Income tax (benefit) expense	(0.4)	(13.2)	(27.7)	631.0	141.8	88.2	66.2

Net income (loss)	38.1	(98.3)	19.6	182.7	280.9	209.2	169.0
Less: Net (income) loss attributable to non-controlling interests	(1.7)	0.7	(6.8)	(52.6)	(67.7)	(61.3)	(43.7)

Net income (loss) attributable to Worldpay, Inc.	$36.4	$(97.6)	$12.8	$130.1	$213.2	$147.9	$125.3

The results for the 2018 periods presented in the table above include Worldpay Group plc beginning on January 16, 2018.

(1)

See Note 2—Revenue Recognition contained in Worldpay’s audited financial statements as of and for the year ended December 31, 2018, which are included in Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on May 13, 2019, which addresses the change in presentation.

	Three Months Ended March 31,		Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(in millions)		(in millions)
Balance sheet data:
Cash and cash equivalents	$107.9	$459.4	$196.5	$126.5	$139.1	$197.1	$411.6
Total assets	27,287.2	28,950.0	24,888.5	8,667.0	7,044.0	6,465.4	6,336.1
Total long-term liabilities	8,857.2	9,407.2	8,795.3	6,232.0	3,747.7	3,945.0	4,072.2
Non-controlling interests	10.4	549.9	349.6	68.1	291.6	272.3	397.6
Total equity	$10,611.9	$10,992.2	$10,204.0	$600.6	$1,607.3	$1,225.1	$1,300.6

Worldpay Non-GAAP Financial Measures

Set forth below is information about Worldpay’s Adjusted EBITDA, which is a non-GAAP financial measure. In addition to reporting financial results in accordance with GAAP, we have provided this non-GAAP financial measure because it is among the measures Worldpay’s management considers in evaluating Worldpay’s performance and because Worldpay believes it is useful to help investors better understand Worldpay’s performance, competitive position and prospects for the future.

We provide a reconciliation of Adjusted EBITDA to Worldpay’s net income (loss), which is the most directly comparable GAAP financial measure.

	Three Months Ended March 31,		Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(in millions)		(in millions)
Net income (loss)	$38.1	$(98.3)	$19.6	$182.7	$280.9	$209.2	$169.0
Income tax (benefit) expense (1)	(0.4)	(13.2)	(27.7)	631.0	141.8	88.2	66.2
Non-operating (income) expense (2)	(3.5)	8.6	41.8	(432.8)	36.3	31.3	(0.2)
Interest expense-net	72.1	75.2	304.9	140.6	109.5	105.7	79.7
Share-based compensation expense	33.0	17.2	124.8	47.9	35.9	30.5	42.2
Transition, acquisition and integration costs (3)	42.4	177.4	336.7	130.1	37.5	62.6	38.4
Depreciation and amortization	264.4	207.2	1,095.0	318.5	270.1	276.9	275.1

Adjusted EBITDA (unburdened by stock compensation expense)	$446.1	$374.1	$1,895.1	$1,018.0	$912.0	$804.4	$670.4

(1)

Income tax (benefit) expense for the year ended December 31, 2017 primarily includes an adjustment of $363.6 million to deferred taxes for the change in tax rates resulting from the Tax Cuts and Jobs Act being enacted on December 22, 2017.

(2)	Non-operating (income) expense primarily consists of other income and expense items outside of Worldpay’s operating activities.
(3)	Transition, acquisition and integration costs primarily represents costs incurred with Worldpay’s acquisitions, charges related to employee terminations and other transition activities.

RISK FACTORS

Investing in the Senior Notes offered hereby involves risks. In consultation with your own financial and legal advisors, you should carefully consider the information included in this prospectus supplement and the accompanying prospectus, together with the other information they incorporate by reference, before deciding whether an investment in the Senior Notes offered hereby is suitable for you. We also urge you to carefully consider the factors set forth under the heading “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement.

Risks Related to FIS

See “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, which include a discussion of certain risks related to FIS and the merger and which are incorporated by reference into this prospectus supplement and the accompanying prospectus, as modified and supplemented in documents subsequently filed by us with the SEC and incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

Risks Related to Worldpay

Following the consummation of the merger, we will also be subject to the risks related to Worldpay. The risks associated with the Worldpay business are similar to those we face in many respects, and therefore the merger will in many cases increase our exposure to the foregoing risks. The Worldpay business also faces certain risks which are less prevalent in our current business. For more information, see “Risk Factors—Risk Factors Relating to FIS Following the Merger (including Risk Factors Relating to Worldpay’s Current Business Operations)” in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, as modified and supplemented in documents subsequently filed by us with the SEC and incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

Risks Related to the Senior Notes

If we do not consummate the merger on or prior to the Outside Date, or if, prior to the Outside Date, we notify the trustee in writing that the merger agreement is terminated or that in our reasonable judgment the merger will not be consummated on or prior to the Outside Date, then, in either case, the Senior Notes will be required to be redeemed. If we are required to redeem the Senior Notes, you may not obtain your expected return on the Senior Notes.

The closing of this offering is not conditioned on, and is expected to be consummated before, the closing of the merger, which is expected to occur in the third quarter of 2019. We may not be able to consummate the transactions contemplated by the merger agreement prior to the Outside Date or at all. Many of the conditions to closing in the merger agreement are beyond our control, and we may not be able to complete the transactions contemplated by the merger agreement on or prior to the Outside Date. Our obligation to consummate the closing under the merger agreement is subject to certain conditions, including, among others, (i) the expiration or termination of applicable approvals, clearances or waiting periods under antitrust laws and (ii) the absence of any law that restrains, enjoins or otherwise prohibits the closing.

If we do not consummate the merger on or prior to the Outside Date, or if, prior to the Outside Date, we notify the trustee in writing that the merger agreement is terminated or that in our reasonable judgment the merger will not be consummated on or prior to the Outside Date, the Senior Notes will be required to be redeemed in whole and not in part at a special mandatory redemption price equal to 101% of the aggregate principal amount of the Senior Notes, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date. If the Senior Notes are redeemed, you may not obtain your expected return on the Senior Notes and may not be able to reinvest the proceeds from a special mandatory redemption in an investment that results in a comparable return. Your decision to invest in the Senior Notes is made at the time of the offering of the Senior Notes. Changes in our business or financial condition, or certain of the terms of the merger agreement between the closing of this offering and the closing of the merger, will have no effect on your rights as a purchaser of the Senior Notes.

We are not obligated to place the net proceeds of the Senior Notes offered hereby in escrow prior to the closing of the merger and, as a result, we may not be able to redeem the Senior Notes upon a special mandatory redemption.

We are not obligated to place the net proceeds of the Senior Notes offered hereby in escrow prior to the closing of the merger or to provide a security interest in those proceeds, and the indenture governing the Senior Notes imposes no other restrictions on our use of those proceeds during that time. Accordingly, the source of funds for any redemption of the Senior Notes upon a special mandatory redemption would be the proceeds that we have voluntarily retained or other sources of liquidity, including available cash, borrowings, sales of assets or sales of equity. We may not be able to satisfy our obligation to redeem the Senior Notes because we may not have sufficient financial resources to pay the aggregate redemption price on the Senior Notes. Our failure to redeem the Senior Notes as required under the indenture would result in a default under the indenture, which could result in defaults under our and our subsidiaries’ other debt agreements and have material adverse consequences for us and the holders of the Senior Notes. In addition, our ability to redeem the Senior Notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.

The covenants relating to the Senior Notes, our existing notes and our revolving credit facility are limited and do not prohibit us from incurring additional debt or taking other actions that could negatively impact holders of the Senior Notes.

We may be able to incur substantially more debt in the future. The indenture governing the Senior Notes will not limit, and the indentures governing our existing notes do not currently limit, us or any of our subsidiaries from incurring debt or additional liabilities. The agreements governing our revolving credit facility restrict, but do not prohibit, FIS or our subsidiaries from incurring other additional indebtedness, which restrictions are subject to a number of qualifications and exceptions. As a result, FIS and its subsidiaries may incur additional indebtedness which, under certain circumstances, may be secured without any requirement to also secure our obligations under the Senior Notes. Also, our debt agreements do not prevent us or any of our subsidiaries from incurring obligations that do not constitute debt under the terms thereof. Our existing revolving credit facility provides $4.0 billion of borrowing capacity. As of March 31, 2019, we had outstanding borrowings of approximately $88 million under our existing revolving credit facility. We also have a commercial paper program for the issuance and sale of senior, unsecured commercial paper notes. As of March 31, 2019, we had outstanding borrowings of approximately $600 million under our commercial paper program. To the extent new debt is added to our current levels, the ratings of and our ability to pay our obligations under the Senior Notes could be adversely affected.

There are no financial covenants in the indenture.

There are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, change of control, restructuring, merger or similar transaction that may adversely affect you, except to the limited extent described in this prospectus supplement under “Description of the Senior Notes—Purchase of Senior Notes Upon a Change of Control Triggering Event” and “Description of the Senior Notes—Restrictive Covenants—Consolidation, Merger, Sale of Assets and Other Transactions.” In addition, the limitation on liens and limitation on sale and lease-back transactions covenants with respect to principal facilities contain exceptions that will allow us to create, grant or incur liens or security interests or enter into sale and lease-back transactions with respect to our facilities in a number of circumstances.

For these reasons, the terms of the indenture governing the Senior Notes will provide only limited protection against significant corporate events that could adversely impact your investment in the Senior Notes.

Our holding company structure may impact your ability to receive payment on the Senior Notes.

We are a holding company with no significant operations or material assets other than the capital stock of our subsidiaries. As a result, our ability to repay our indebtedness, including the Senior Notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, distribution, loan, debt repayment or otherwise. Our subsidiaries do not have any obligation to pay amounts due on the Senior Notes or to make funds available for that purpose. In addition, our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Senior Notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries.

Effective subordination of the Senior Notes to indebtedness of our subsidiaries, which will include the indebtedness of Worldpay and its subsidiaries if the merger is consummated, and to the claims of secured creditors may reduce amounts available for payment of the Senior Notes.

The Senior Notes are not guaranteed by any of our subsidiaries. As a result, the Senior Notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries (including Worldpay and its subsidiaries if the merger is consummated), other than if any of our domestic wholly-owned subsidiaries guarantees or becomes a co-obligor under any of our credit facilities in the future (in which case such subsidiaries will be required to also guarantee the Senior Notes).

However, the agreement governing our revolving credit facility does not currently provide for any obligation of our subsidiaries to guarantee the debt under such agreement, even if our subsidiaries guarantee other indebtedness. Such agreement also restricts, but does not prohibit, our subsidiaries from incurring other indebtedness, which restrictions are subject to a number of qualifications and exceptions. As a result, our subsidiaries may incur additional indebtedness without any requirement to provide guarantees of or become co-obligors under our credit facilities or, as a result, the Senior Notes. Also, such agreement does not prevent any of our subsidiaries from incurring obligations that do not constitute debt under the terms thereof.

Except to the extent that we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the Senior Notes). As of March 31, 2019, our subsidiaries had approximately $7.5 billion of liabilities (including approximately $0.9 billion of deferred revenue) excluding any intercompany liabilities that were owed to us. On a pro forma basis giving effect to the merger, and assuming that all of the Worldpay notes remain outstanding after the completion of the merger, as of March 31, 2019 our subsidiaries (including Worldpay and its subsidiaries) would have had approximately $29.1 billion of liabilities. See “Unaudited Pro Forma Condensed Combined Financial Statements.”

Other than to the extent contemplated under “Description of the Senior Notes—Restrictive Covenants— Limitation on Liens,” the Senior Notes will not be secured by any of our assets, and as a result will be effectively subordinated to any secured debt that we may now have or may incur in the future, to the extent of the value of the assets securing such debt. As of March 31, 2019, we had no secured indebtedness.

A court could void any future guarantees of the Senior Notes by our subsidiaries under fraudulent transfer laws.

On the issue date, the Senior Notes will not be guaranteed by any of our subsidiaries. Following the issue date, in certain circumstances certain of our domestic, wholly-owned subsidiaries may guarantee the Senior

Notes. Although such guarantees would provide you with a direct claim against the assets of the subsidiary guarantors, under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims with respect to a guarantee could be subordinated to all other debts of that guarantor. In addition, a bankruptcy court could void (i.e., cancel) any payments by that guarantor pursuant to its guarantee and require those payments to be returned to the guarantor or to a fund for the benefit of the other creditors of the guarantor. Each guarantee, if any, will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless.

The bankruptcy court might take these actions if it found, among other things, that when a subsidiary guarantor executed its guarantee (or, in some jurisdictions, when it became obligated to make payments under its guarantee):

•	such subsidiary guarantor received less than reasonably equivalent value or fair consideration for the incurrence of its guarantee; and

•	such subsidiary guarantor:

•	was insolvent, or was rendered insolvent, by the incurrence of the guarantee;

•	was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital to carry on its business;

•	intended to incur, or believed that it would incur, obligations beyond its ability to pay as those obligations matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it and, in either case, after final judgment, the judgment was unsatisfied.

A bankruptcy court would likely find that a subsidiary guarantor received less than fair consideration or reasonably equivalent value for its guarantee to the extent that it did not receive direct or indirect benefit from the issuance of the Senior Notes. A bankruptcy court could also void a guarantee if it found that the subsidiary issued its guarantee with actual intent to hinder, delay or defraud creditors.

Although courts in different jurisdictions measure solvency differently, in general, an entity would be deemed insolvent if the sum of its debts, including contingent and unliquidated debts, exceeds the fair value of its assets, or if the present fair salable value of its assets is less than the amount that would be required to pay the expected liability on its debts, including contingent and unliquidated debts, as they become due.

If a court voided a guarantee, it could require that noteholders return any amounts previously paid under such guarantee. If any guarantee were voided, noteholders would retain their rights against us and any other subsidiary guarantors, although there is no assurance that those entities’ assets would be sufficient to pay the Senior Notes in full.

Future subsidiary guarantees, if any, will be released under certain circumstances.

On the issue date, the Senior Notes will not be guaranteed by any of our subsidiaries. Following the issue date, in certain circumstances certain of our domestic, wholly-owned subsidiaries may guarantee the Senior Notes. Upon the occurrence of certain events, including if the obligations of any guarantor under our revolving credit facility terminates or is released, such guarantor’s guarantee of the Senior Notes will also be released. See “Description of the Senior Notes—General.” In such event, the risks applicable to the Senior Notes with respect to our subsidiaries that are not guarantors at such time will also be applicable with respect to such guarantor.

The credit ratings assigned to the Senior Notes may not reflect all risks of an investment in the Senior Notes.

We expect that the Senior Notes will be rated by at least two nationally recognized statistical rating organizations. These credit ratings are limited in scope, and do not address all material risks relating to an investment in the Senior Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the Senior Notes and increase our corporate borrowing costs.

We may not be able to repurchase the Senior Notes upon a Change of Control Triggering Event.

We may not be able to repurchase the Senior Notes upon a Change of Control Triggering Event because we may not have sufficient funds. Upon a Change of Control Triggering Event, holders of the Senior Notes may require us to make an offer to purchase the Senior Notes for cash at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any. Our failure to purchase such tendered Senior Notes upon the occurrence of such Change of Control Triggering Event would result in an Event of Default under the indenture governing the Senior Notes and a cross-default under the agreements governing certain of our other indebtedness which may result in the acceleration of such indebtedness requiring us to repay that indebtedness immediately. If such a Change of Control Triggering Event were to occur, we may not have sufficient funds to repay any such accelerated indebtedness. In addition, you may not be able to require us to repurchase the Senior Notes under the change of control provisions in the indenture in the event of certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness, potentially resulting in a downgrade of our credit ratings, thereby negatively affecting the value of the Senior Notes), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a “Change of Control Triggering Event” under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control Triggering Event” that would trigger our obligation to purchase the Senior Notes. Therefore, if an event occurs that does not constitute a “Change of Control Triggering Event,” we will not be required to make an offer to purchase the Senior Notes despite the event. See “Description of the Senior Notes—Purchase of Senior Notes upon a Change of Control Triggering Event.”

An active after-market for the Senior Notes may not develop.

The Senior Notes constitute a new issue of securities for which there are no established trading markets. We cannot assure you that an active after-market for the Senior Notes will develop or be sustained or that holders of the Senior Notes will be able to sell their Senior Notes at favorable prices or at all. Although the underwriters have indicated to us that they intend to make a market in the Senior Notes, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Senior Notes. The Senior Notes are not listed and we do not plan to apply to list the Senior Notes on any securities exchange or to include them in any automated dealer quotation system.

If trading markets do develop, changes in our credit ratings or the debt markets could adversely affect the market prices of the Senior Notes.

The market prices for the Senior Notes will depend on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects, including relative to guidance or analyst estimates;

•	the overall condition of the financial markets; and

•	the other risks detailed in this document and in our other filings with the SEC.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the prices of the Senior Notes.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $        billion after deducting the underwriting discounts and our estimated offering expenses.

We intend to use the net proceeds from this offering, along with the net proceeds from the other transactions comprising the permanent financing, to provide funds for the cash portion of the merger consideration, the repayment of outstanding Worldpay debt and costs and expenses of the merger. Any remaining net proceeds would be used for general corporate purposes.

Pending such uses, we may invest the net proceeds from this offering temporarily in investment-grade securities, money-market funds, bank deposit accounts or similar short-term investments, or use such net proceeds to repay outstanding borrowings under our existing commercial paper program or revolving credit facility.

The closing of this offering is expected to occur prior to the consummation of the merger. In the event that the merger is not consummated on or prior to the Outside Date, or if, prior to the Outside Date, we notify the trustee in writing that the merger agreement is terminated or that in our reasonable judgment the merger will not be consummated on or prior to the Outside Date, then, in either case, we will be required to redeem the Senior Notes in whole and not in part at a special mandatory redemption price equal to 101% of the aggregate principal amount of the Senior Notes, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date. See “Description of the Senior Notes—Special Mandatory Redemption.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On March 17, 2019, Fidelity National Information Services, Inc. (“FIS”), Wrangler Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of FIS, and Worldpay, Inc. (“Worldpay”) entered into the merger agreement pursuant to which, on the terms and subject to the conditions set forth in the merger agreement, Merger Sub will merge with and into Worldpay, with Worldpay surviving the merger, and becoming a wholly owned subsidiary of FIS (the “merger”).

On the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each share of the Class A common stock of Worldpay (other than excluded shares) will be converted into the right to receive 0.9287 shares of common stock of FIS and $11.00 in cash.

In addition, each outstanding Worldpay equity award, other than any award granted under the ESPP, or the SAYE Plans, will automatically and without any action on the part of the holder, be converted into an equity award denominated in shares of FIS common stock based on the equity exchange ratio.

FIS intends to borrow up to $11.1 billion of permanent financing to fund the cash portion of the merger consideration, the repayment of certain outstanding Worldpay bank debt and notes, and costs and expenses of the merger. Concurrently with entering into the merger agreement, FIS entered into a commitment letter with Barclays Bank PLC, Goldman Sachs USA and Goldman Sachs Lending Partners LLC (the “lenders”), pursuant to which the lenders have committed to provide a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of up to $7.5 billion. In September 2018, FIS established a commercial paper program for the issuance and sale of senior, unsecured commercial paper notes, up to a maximum aggregate amount outstanding at any time of $4 billion. The commercial paper notes have maturities of up to 397 days from the date of issue. FIS expects to replace the bridge term loan facility prior to the closing of the merger with permanent financing, which FIS currently expects to include the issuance of senior notes denominated in U.S. dollars, Euro and/or Sterling (collectively, the “Senior Notes”), together with additional commercial paper and/or revolving credit borrowings. Depending on market conditions, FIS may choose to leave outstanding Worldpay’s existing senior unsecured notes (“Worldpay Notes”), in an aggregate principal amount of approximately $1.7 billion as of March 31, 2019, which would reduce the amount of permanent financing FIS would seek to raise. For purposes of these unaudited pro forma condensed combined financial statements, FIS has assumed that the new FIS permanent financing will consist of $7.5 billion aggregate principal of Senior Notes and $1.9 billion principal amount of commercial paper, and that the foregoing Worldpay Notes remain outstanding following the merger. For the purposes hereof, the new funds raised are assumed to be used for the cash portion of the merger consideration, the repayment of the outstanding Worldpay bank debt (which is required to be repaid in connection with the merger), and costs and expenses of the merger. The amount and type of permanent financing could be different from that presented in these pro forma condensed combined financial statements. If FIS were to borrow additional amounts and use them to instead repay all of the outstanding Worldpay Notes, make-whole redemption premiums and accrued interest on the Worldpay Notes in the aggregate amount of $159 million as of March 31, 2019 would also be payable.

Completion of the merger is subject to the satisfaction or waiver of the conditions to the closing, including the approval of the Worldpay merger proposal by the requisite vote of Worldpay stockholders at the Worldpay special meeting and approval of the FIS share issuance proposal by the requisite vote of FIS shareholders at the FIS special meeting.

The following unaudited pro forma condensed combined financial statements give effect to the merger and include adjustments for the following:

•	certain reclassifications to conform historical financial statement presentation of FIS and Worldpay;

•	the proceeds and uses of the Senior Notes and commercial paper program;

•

application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, which we refer to as ASC 805, “Business Combinations,” to reflect estimated merger consideration of approximately $43.3 billion (approximately $34.1 billion in share consideration based on the closing price of FIS common stock on May 2, 2019, approximately $3.4 billion of cash consideration and $5.8 billion in repayment of Worldpay debt required to be repaid in connection with the merger (which includes accrued interest), in exchange for 100% of all outstanding Worldpay Class A common stock (there are no outstanding shares of Worldpay Class B common stock as of May 2, 2019);

•	transaction costs in connection with the merger; and

•

transaction costs in connection with Worldpay’s acquisition of Worldpay Group plc in January 2018. For purposes of the unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2018, FIS did not include the pro forma effect of Worldpay Group plc from January 1, 2018 through January 15, 2018, as the impact was not considered material to the combined company financial information.

The following unaudited pro forma condensed combined financial statements and related notes are based on and should be read in conjunction with (i) the historical unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2019 and the related notes included in FIS’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, (ii) the historical unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2019 and the related notes included in Worldpay’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, which financial statements were filed as Exhibit 99.2 to FIS’ current report on Form 8-K filed May 13, 2019 (the “FIS May 8-K”) (we refer to (i) and (ii) as the 2019 first quarter financial statements), (iii) the historical audited consolidated financial statements of FIS and the related notes included in FIS’ Annual Report on Form 10-K for the year ended December 31, 2018, and (iv) the historical audited consolidated financial statements of Worldpay and the related notes included in Worldpay’s Annual Report on Form 10-K for the year ended December 31, 2018, which financial statements were filed as Exhibit 99.1 to the FIS May 8-K (we refer to (iii) and (iv) as the 2018 year-end financial statements).

The unaudited pro forma condensed combined statements of earnings for the three months ended March 31, 2019 and the year ended December 31, 2018 combine the historical consolidated statements of earnings of FIS and Worldpay that are included in the applicable 2019 first quarter financial statements and 2018 year-end financial statements, giving effect to the merger as if it had been completed on January 1, 2018. The accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2019 combines the historical consolidated balance sheets of FIS and Worldpay that are included in the applicable 2019 first quarter financial statements, giving effect to the merger as if it had been completed on March 31, 2019.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statement of earnings, expected to have a continuing effect on the combined results of FIS and Worldpay. The unaudited pro forma condensed combined financial statements contained herein do not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the merger.

The unaudited pro forma condensed combined financial statements and related notes are being provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the merger been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. GAAP. The acquisition method of accounting is dependent upon certain procedures, such as valuations, appraisals, and discussions and input from Worldpay management, which have to be performed to obtain the necessary information to recognize the acquired assets and liabilities at fair value. At this time, these activities have yet to progress to a stage where there is sufficient information for a definitive measurement.

FIS has not identified all adjustments necessary to conform Worldpay’s accounting policies to FIS’ accounting policies. Upon completion of the merger, or as more information becomes available, FIS will perform a more detailed review of Worldpay’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information. Further, there were no material transactions and balances between FIS and Worldpay as of and for the three months ended March 31, 2019 and the year ended December 31, 2018.

The value of the total merger consideration will be determined based on (i) the closing price of FIS common stock on the closing date and the number of issued and outstanding shares of Worldpay Class A common stock immediately prior to the closing, and (ii) the outstanding debt of Worldpay required to be repaid as of the closing date, which may differ from the amount of debt outstanding as of March 31, 2019.

As a result of the foregoing, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting will arise, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

Upon completion of the merger, a final determination of the fair value of Worldpay’s assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial statements may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company’s statement of earnings. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial statements.

Fidelity National Information Services, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2019

(In millions)

	FIS Historical	Worldpay Historical (Rounded)	Pro Forma Financing Adjustments	Note 4		Pro Forma Acquisition Adjustments	Note 4		Total FIS
	March 31, 2019	March 31, 2019							Pro Forma Combined
		Note 2
ASSETS
Current assets:
Cash and cash equivalents	$576	$108	$9,350	4	(a)	(9,329)	4	(a)	$705
Settlement deposits	666	4,964	—			—			5,630
Trade receivables, net	1,451	1,710	—			—			3,161
Contract assets	123	—	—			—			123
Settlement receivables	346	—	—			—			346
Other receivables	150	—	—			—			150
Prepaid expenses and other current assets	299	622	—			—			921

Total current assets	3,611	7,404	9,350			(9,329)			11,036
Property and equipment, net	556	213	—			—			769
Goodwill	13,544	14,302	—			22,844	4	(c)	50,690
Intangible assets, net	3,019	2,939	—			7,561	4	(b)	13,519
Computer software, net	1,777	880	—			(675)	4	(b)	1,982
Other noncurrent assets	1,028	1,475				(1,329)	4	(e)	1,174
Deferred contract costs, net	538	74	—			(74)	4	(b)	538

Total assets	$24,073	$27,287	$9,350			$18,998			$79,708

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$1,068	$1,866	$—			$(8)	4	(d)	$2,926
Settlement payables	946	5,680	—			—			6,626
Deferred revenue	854	30	—			—			884
Short-term borrowings	600	—	1,900	4	(d)	—			2,500
Current portion of long-term debt	53	242	—			(219)	4	(d)	76

Total current liabilities	3,521	7,818	1,900			(227)			13,012
Long-term debt, excluding current portion	8,562	7,298	7,450	4	(d)	(5,556)	4	(d)	17,754
Deferred income taxes	1,351	470	—			1,415	4	(e)	3,236
Deferred revenue	681	—	—			—			681
Other long-term liabilities	55	1,089	—			—			1,144

Total liabilities	14,170	16,675	9,350			(4,368)			35,827

Equity:
Total FIS equity	9,896	—	—			33,968	4	(f)	43,864
Total Worldpay equity	—	10,602	—			(10,602)	4	(f)	—
Noncontrolling interest	7	10	—			—			17

Total equity	9,903	10,612	—			23,366			43,881

Total liabilities and equity	$24,073	$27,287	$9,350			$18,998			$79,708

See accompanying notes to unaudited pro forma condensed combined financial information.

Fidelity National Information Services, Inc.

Unaudited Pro Forma Condensed Combined Statement of Earnings

For The Three Months Ended March 31, 2019

(In millions, except per share amounts)

	FIS Historical	Worldpay Historical (Rounded)	Pro Forma Financing Adjustments	Note 5		Pro Forma Acquisition Adjustments	Note 5		Total FIS	Note 5
	For the Three Months Ended March 31, 2019	For the Three Months Ended March 31, 2019							Pro Forma Combined
		Note 2
Revenue	$2,057	$970	$—			$8	5	(a)	$3,035
Cost of revenue	1,381	618	—			37	5	(b)	2,036

Gross profit	676	352	—			(29)			999
Selling, general and administrative expenses	361	245	—			(18)	5	(b)	588
Asset impairments	—	—	—			—			—

Operating income	315	107	—			(11)			411

Other income (expense):
Interest expense, net	(75)	(72)	(77)	5	(c)	57	5	(c)	(167)
Other income (expense), net	(52)	4	—			(32)	5	(b)	(80)

Total other income (expense), net	(127)	(68)	(77)			25			(247)

Earnings before income taxes and equity method investment earnings (loss)	188	39	(77)			14			164
Provision (benefit) for income taxes	32	—	(16)	5	(d)	3	5	(d)	19
Equity method investment earnings (loss)	(7)	—	—			—			(7)

Net earnings (loss)	149	39	(61)			11			138
Less: Net (earnings) loss attributable to non-controlling interests	(1)	(2)	—			1	5	(e)	(2)

Net earnings (loss) attributable to shareholders	$148	$37	$(61)			$12			$136

Earnings (loss) per common share from continuing operations
Basic	$0.46								$0.22
Diluted	$0.45								$0.22
Weighted average common shares outstanding:
Basic	323								612	5	(f)
Diluted	326								615	5	(f)

See accompanying notes to unaudited pro forma condensed combined financial information.

Fidelity National Information Services, Inc.

Unaudited Pro Forma Condensed Combined Statement of Earnings

For The Year Ended December 31, 2018

(In millions, except per share amounts)

	FIS Historical	Worldpay Historical (Rounded)	Pro Forma Financing Adjustments	Note 5		Pro Forma Acquisition Adjustments	Note 5		Total FIS	Note 5
	For the Year Ended December 31, 2018	For the Year Ended December 31, 2018							Pro Forma Combined
		Note 2
Revenue	$8,423	$3,925	$—			$27	5	(a)	$12,375
Cost of revenue	5,569	2,463	—			129	5	(b)	8,161

Gross profit	2,854	1,462	—			(102)			4,214
Selling, general and administrative expenses	1,301	1,123	—			(114)	5	(b)	2,310
Asset impairments	95	—	—			—			95

Operating income	1,458	339	—			12			1,809

Other income (expense):
Interest income	17	11	—			—			28
Interest expense	(314)	(316)	(312)	5	(c)	233	5	(c)	(709)
Other income (expense), net	(57)	(42)	—			—			(99)

Total other income (expense), net	(354)	(347)	(312)			233			(780)

Earnings before income taxes and equity method investment earnings (loss)	1,104	(8)	(312)			245			1,029
Provision (benefit) for income taxes	208	(28)	(66)	5	(d)	51	5	(d)	165
Equity method investment earnings (loss)	(15)	—	—			—			(15)

Net earnings (loss)	881	20	(246)			194			849
Less: Net (earnings) loss attributable to non-controlling interests	(35)	(7)	—			4	5	(e)	(38)

Net earnings (loss) attributable to shareholders	$846	$13	$(246)			$198			$811

Earnings (loss) per common share from continuing operations
Basic	$2.58								$1.31
Diluted	$2.55								$1.31
Weighted average common shares outstanding:
Basic	328								617	5	(f)
Diluted	332								621	5	(f)

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of pro forma presentation

The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined statements of earnings for the three months ended March 31, 2019 and the year ended December 31, 2018 combine the historical consolidated statements of earnings of FIS and Worldpay included in the applicable 2019 first quarter financial statements and 2018 year-end financial statements, giving effect to the merger as if it had been completed on January 1, 2018. The accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2019 combines the historical consolidated balance sheets of FIS and Worldpay included in the applicable 2019 first quarter financial statements, giving effect to the merger as if it had been completed on March 31, 2019.

FIS’ and Worldpay’s historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. As discussed in Note 2, certain reclassifications were made to align FIS’ and Worldpay’s financial statement presentation. FIS has not identified all adjustments necessary to conform Worldpay’s accounting policies to FIS’ accounting policies. Upon completion of the merger, or as more information becomes available, FIS will perform a more detailed review of Worldpay’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information. Further, there were no material transactions and balances between FIS and Worldpay as of and for the three months ended March 31, 2019 and the year ended December 31, 2018.

The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting under the provisions of ASC 805, with FIS considered the acquirer of Worldpay. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase consideration has been allocated to the assets acquired and liabilities assumed of Worldpay based upon management’s preliminary estimate of their fair values as of March 31, 2019. FIS has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the Worldpay assets to be acquired or liabilities assumed, other than a preliminary estimate for intangible assets. Accordingly, apart from intangible assets, Worldpay assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary fair values. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the purchase price allocation and related adjustments reflected in these unaudited pro forma condensed combined financial statements are preliminary and subject to revision based on a final determination of fair value.

All amounts presented within these Notes to Unaudited Pro Forma Condensed Combined Financial Statements are in millions, except per share data or as denoted otherwise.

2. Worldpay and FIS reclassification adjustments

During the preparation of these unaudited pro forma condensed combined financial statements, management performed a preliminary analysis of Worldpay’s financial information to identify differences in accounting policies as compared to those of FIS and differences in financial statement presentation as compared to the presentation of FIS. At the time of preparing these unaudited pro forma condensed combined financial statements, FIS had not identified all adjustments necessary to conform Worldpay’s accounting policies to FIS’ accounting policies. The below adjustments represent FIS’ best estimates based upon the information currently available to FIS and could be subject to change once more detailed information is available.

Refer to the table below for a summary of reclassification adjustments made to present Worldpay’s consolidated balance sheet as of March 31, 2019 to conform presentation:

Worldpay Historical Consolidated Statement of Financial Position Line Items	FIS Historical Consolidated Balance Sheet Line Items	Worldpay Historical Consolidated Statement of Financial Position	Reclassification (Rounded)			Worldpay Adjusted Historical Consolidated Balance Sheet (Unaudited, Rounded)
(in millions)
Cash and cash equivalents	Cash and cash equivalents	$107.9	$—			$108
Accounts receivable—net	Trade receivables, net	1,710.2	—			1,710
Settlement assets and merchant float		4,964.0	(4,964)	(a	)	—
	Settlement deposits	—	4,964	(a	)	4,964
Prepaid expenses		83.1	(83)	(b	)	—
Other		538.9	(539)	(b	)	—
	Prepaid expenses and other current assets	—	622	(b	)	622
Property, equipment and software—net		1,093.3	(1,093)	(c	)	—
	Property and equipment, net	—	213	(c	)	213
	Computer software, net	—	880	(c	)	880
Intangible assets—net	Intangible assets, net	2,983.5	(44)	(d	)	2,939
Goodwill	Goodwill	14,302.0	—			14,302
Deferred taxes		1,283.7	(1,284)	(d	)	—
Other assets		220.6	(221)	(d	)	—
	Deferred contract costs, net	—	74	(d	)	74
	Other noncurrent assets	—	1,475	(d	)	1,475
						—
Accounts payable and accrued expenses		1,147.1	(1,147)	(e	)	—
Settlement obligations	Settlement payables	5,680.2	—			5,680
Current portion of notes payable		219.3	(219)	(f	)	—
Current portion of tax receivable agreement obligations		71.4	(71)	(e	)	—
Deferred income	Deferred revenue	29.5	—			30
Current maturities of finance lease obligations		23.2	(23)	(f	)	—
Other		647.4	(647)	(e	)	—
	Accounts payable, accrued and other liabilities		1,866	(e	)	1,866
	Current portion of long-term debt		242	(f	)	242
Notes payable	Long-term debt, excluding current portion	7,269.3	28	(h	)	7,298
Tax receivable agreement obligations		890.2	(890)	(g	)	—
Finance lease obligations		28.4	(28)	(h	)	—
Deferred taxes	Deferred income taxes	469.9	—			470
Other		199.4	(199)	(g	)	—
	Other long-term liabilities	—	1,089	(g	)	1,089
Non-controlling interests	Noncontrolling interest	10.4	—			10
Total Worldpay, Inc. Equity	Total Worldpay Equity	10,601.5	—			10,602

(a)	Represents a reclassification of settlement assets and merchant float to conform to FIS presentation.
(b)	Represents a reclassification of prepaid expenses and other to conform to FIS presentation.
(c)	Represents a reclassification of property, equipment and software—net to conform to FIS presentation.

(d)	Represents a reclassification of deferred taxes, deferred contract costs and other assets to conform to FIS presentation.
(e)	Represents a reclassification of accounts payable and accrued expenses, current portion of tax receivable agreement obligations and other to conform to FIS presentation.*
(f)	Represents a reclassification of current portion of notes payable and current maturities of finance lease obligations to conform to FIS presentation.
(g)	Represents a reclassification of tax receivable agreement obligations and other to conform to FIS presentation.
(h)	Represents a reclassification of finance lease obligations to conform to FIS presentation.
*	Amounts may not sum due to rounding.

Refer to the table below for a summary of reclassification adjustments made to Worldpay’s consolidated statement of income for the three months ended March 31, 2019 to conform presentation:

Worldpay Historical Consolidated Statement of Income Line Items	FIS Historical Consolidated Statement of Earnings Line Items	Worldpay Historical Consolidated Statement of Income	Reclassification (Rounded)			Worldpay Adjusted Historical Consolidated Statement of Income (Unaudited, Rounded)
(in millions)
Revenue	Revenue	$970.0	$—			$970
	Cost of revenue	—	618	(a	)	618
Sales and marketing		290.9	(291)	(a	)	—
Other operating costs		181.0	(181)	(a	)	—
General and administrative		127.4	(127)	(a	)	—
Depreciation and amortization		264.4	(264)	(a	)	—
	Selling, general and administrative expenses	—	245	(a	)	245
Interest expense—net	Interest expense, net	(72.1)	—			(72)
Non-operating (expense) income	Other income (expense), net	3.5	—			4
Income tax (benefit) expense	Provision (benefit) for income taxes	(0.4)	—			—
Net income attributable to non-controlling interests	Net (earnings) loss attributable to noncontrolling interest	(1.7)	—			(2)
Net income attributable to Worldpay, Inc.	Net earnings (loss) attributable to shareholders	36.4	—			37

(a)

Represents a reclassification of general and administrative to selling, general and administrative expenses to conform to FIS presentation. In addition, represents a reclassification of sales and marketing, other operating costs and depreciation and amortization to align in proportion to cost of revenue and selling, general and administrative expenses of FIS.

Refer to the table below for a summary of reclassification adjustments made to Worldpay’s consolidated statement of income for the year ended December 31, 2018 to conform presentation:

Worldpay Historical Consolidated Statement of Income Line Items	FIS Historical Consolidated Statement of Earnings Line Items	Worldpay Historical Consolidated Statement of Income	Reclassification (Rounded)			Worldpay Adjusted Historical Consolidated Statement of Income (Unaudited, Rounded)
(in millions)
Revenue	Revenue	$3,925.4	$—			$3,925
	Cost of revenue	—	2,463	(a	)	2,463
Sales and marketing		1,131.7	(1,132)	(a	)	—

Worldpay Historical Consolidated Statement of Income Line Items	FIS Historical Consolidated Statement of Earnings Line Items	Worldpay Historical Consolidated Statement of Income	Reclassification (Rounded)			Worldpay Adjusted Historical Consolidated Statement of Income (Unaudited, Rounded)
(in millions)
Other operating costs		698.0	(698)	(a	)	—
General and administrative		662.1	(662)	(a	)	—
Depreciation and amortization		1,095.0	(1,095)	(a	)	—
	Selling, general and administrative expenses	—	1,123	(a	)	1,123
Interest expense—net		(304.9)	305	(b	)	—
	Interest income	—	11	(b	)	11
	Interest expense	—	(316)	(b	)	(316)
Non-operating (expense) income	Other income (expense), net	(41.8)	—			(42)
Income tax (benefit) expense	Provision (benefit) for income taxes	(27.7)	—			(28)
Net income attributable to non-controlling interests	Net (earnings) loss attributable to noncontrolling interest	(6.8)	—			(7)
Net income attributable to Worldpay, Inc.	Net earnings (loss) attributable to shareholders	12.8	—			13

(a)

Represents a reclassification of general and administrative to selling, general and administrative expenses to conform to FIS presentation. In addition, represents a reclassification of sales and marketing, other operating costs and depreciation and amortization to align in proportion to cost of revenue and selling, general and administrative expenses of FIS.*

(b)	Represents a reclassification of interest income and interest expense to conform to FIS presentation.
*	Amounts may not sum due to rounding.

3. Preliminary purchase price allocation

Refer to the table below for the preliminary calculation of estimated value of the merger consideration:

Preliminary Calculation of Estimated Value of the Merger Consideration

(in millions except per share amounts)	Note		Amount (Rounded)
Cash consideration:	(i)
US dollars per share of Worldpay per merger agreement		$11
Shares of Worldpay as of May 2, 2019 of 311,240,008		311

Estimated cash consideration to be paid to Worldpay stockholders pursuant to the merger agreement			$3,424

Share consideration:	(i)
Shares of Worldpay as of May 2, 2019 of 311,240,008		311
Exchange ratio per merger agreement		0.9287

FIS common shares to be issued		289
Closing share price of FIS on May 2, 2019 of $117.80 per share		$117.80

Estimated value of FIS common shares to be issued to Worldpay stockholders pursuant to the merger agreement			34,050

Estimated repayment of Worldpay’s debt (including accrued interest)	(ii)		5,823

Preliminary fair value of estimated total merger consideration	(iii)		$43,297

(i)

Under the terms of the merger agreement, at the effective time, Worldpay Class A common stockholders will be entitled to receive 0.9287 shares of FIS common stock, par value $0.01 per share plus $11.00 in cash for each outstanding share of Worldpay Class A common stock. For purposes of the unaudited pro forma condensed combined balance sheet, the estimated merger consideration is based on the total Worldpay Class A common stock issued and outstanding as of May 2, 2019 and the closing price per share of FIS common stock on May 2, 2019 as well as cash consideration of $11.00 per share. A 10% change in the closing price per share of FIS common stock would increase or decrease the estimated fair value of share consideration transferred by approximately $3.4 billion.

(ii)

Worldpay’s existing Term A Loans, Term B Loans and Revolving Credit Facility are required to be repaid in connection with the merger. Based on the amounts of Worldpay debt reflected as outstanding on the Worldpay balance sheet as of March 31, 2019, a total of $5,815 million aggregate principal amount is to be repaid. In addition, accrued interest of approximately $8 million associated with the Worldpay debt is to be paid in connection with such repayment. Amounts outstanding under the various Worldpay debt arrangements will change between the date of the Worldpay balance sheet as of March 31, 2019 used for purposes of these unaudited pro forma condensed combined financial statements and the closing date. Accordingly, the amount of Worldpay debt actually repaid on the closing date may differ from the amount to be repaid as of the date of these unaudited pro forma condensed combined financial statements.

(iii)	Pursuant to the merger agreement, each outstanding Worldpay equity award, other than any award granted under the ESPP, or the SAYE Plans, will automatically and without any action on the part of the holder, be converted into an equity award denominated in shares of FIS common stock based on the equity award exchange ratio. FIS has not completed its analysis and calculations related to eligible employees and vesting schedules in sufficient detail necessary to arrive at fair value at this time; however, the impact is not expected to be material in the context of the transaction. Any corresponding adjustment may result in the recognition of an incremental component of purchase consideration transferred, which is not currently reflected in the preliminary estimate of merger consideration.

The preliminary estimated merger consideration as shown in the table above is allocated to the tangible and intangible assets acquired and liabilities assumed of Worldpay based on their preliminary estimated fair values. As mentioned above in Note 1, FIS has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the Worldpay assets to be acquired or liabilities assumed, other than a preliminary estimate for intangible assets. Accordingly, assets acquired and liabilities assumed are presented at their respective carrying amounts and should be treated as preliminary fair values. The fair value assessments are preliminary and are based upon available information and certain assumptions, which FIS believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the unaudited pro forma condensed combined financial statements.

The following table sets forth a preliminary allocation of the estimated merger consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Worldpay using Worldpay’s unaudited consolidated statement of financial position as of March 31, 2019, with the excess recorded to goodwill:

Description	Amount
(in millions)
Preliminary fair value of estimated total merger consideration	$43,297
Assets
Cash and cash equivalents	108
Settlement deposits	4,964
Trade receivables, net	1,710
Prepaid expenses and other current assets	622
Property and equipment, net	213
Intangible assets, net	10,500
Computer software, net	205
Other noncurrent assets	146

Total assets	18,468
Liabilities
Accounts payable and accrued liabilities	1,858
Settlement payables	5,680
Deferred revenue	30
Current portion of long-term debt	23
Long-term debt, excluding current portion	1,742
Deferred income taxes	1,885
Other long-term liabilities	1,089

Total liabilities	12,307
Noncontrolling interest	10

Less: Net assets	6,151

Goodwill	$37,146

4. Adjustments to the unaudited pro forma condensed combined balance sheet

Refer to the items below for a reconciliation of the pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet:

(a)	Reflects the sources and uses of funds relating to the merger as follows:

Description	Note	Amount
(in millions)
Pro forma financing adjustments:
Proceeds from Senior Notes	(i)	$7,450
Proceeds from commercial paper program	(i)	1,900

		$9,350

Pro forma acquisition adjustments:
Cash consideration paid to Worldpay shareholders	(ii)	$(3,424)
Repayment of Worldpay debt	(iii)	(5,823)
Cash paid for transaction costs	(iv)	(82)

		$(9,329)

(i)

To fund amounts payable in connection with the merger, FIS has assumed for the purposes hereof that the new FIS permanent financing will include $7.5 billion aggregate principal of Senior Notes and approximately $1.9 billion of borrowings under its existing commercial paper program. The proceeds for the Senior Notes above are net of estimated debt issuance costs of approximately $50 million.

(ii)	At the effective time, Worldpay holders of Class A common stock will be entitled to receive $11.00 in cash per each outstanding share of Worldpay Class A common stock.
(iii)

Worldpay’s existing Term A Loans, Term B Loans and revolving credit facility are required to be repaid in connection with the merger. Based on the amounts of Worldpay debt reflected as outstanding on the Worldpay balance sheet as of March 31, 2019, a total of $5,815 million aggregate principal amount is to be repaid. In addition, accrued interest of approximately $8 million associated with the Worldpay debt is to be paid in connection with such repayment. Amounts outstanding under the various Worldpay debt arrangements will change between the date of the Worldpay balance sheet as of March 31, 2019 used for purposes of these unaudited pro forma condensed combined financial statements and the closing date. Accordingly, the amount of Worldpay debt actually repaid on the closing date may differ from the amount to be repaid as of the date of these unaudited pro forma condensed combined financial statements.

(iv)	Reflects estimated cash paid for transaction costs to be incurred by FIS and Worldpay.

(b)	Reflects an adjustment to intangible assets, net based on a preliminary fair value assessment:

Description	Note	Amount
(in millions)
Fair value of intangible assets acquired	(i)	$10,500
Removal of Worldpay historical intangible assets		(2,939)

Pro forma adjustment to intangible assets, net		7,561

Pro forma adjustment to remove Worldpay historical internally developed computer software assets	(i)	(675)
Pro forma adjustment to remove Worldpay historical deferred contract costs	(ii)	(74)

(i)

FIS determined a preliminary fair value estimate of intangible assets based on a review of prior FIS acquisitions and similar acquisitions within the industry. The intangible assets, including customer relationships, technology and trade names, have been amortized based on estimated useful lives ranging from 5 to 10 years. Historical internally developed software is removed from the computer software, net line item as it is included in the fair value of intangible assets in the table above. The fair value estimate for intangible assets may change at the closing date as compared to the estimate used for purposes of these unaudited pro forma condensed combined financial statements. In addition, the fair value of technology assets acquired included within the total intangible value determined as of the closing date will be classified on the consolidated balance sheet as computer software, net, as opposed to the intangible assets, net classification in these unaudited pro forma condensed combined financial statements.

(ii)	This pro forma adjustment represents the removal of various Worldpay historical deferred contract costs, which do not qualify for recognition as assets under the acquisition method of accounting.

(c)	Reflects an adjustment to goodwill based on the preliminary purchase price allocation:

Description
(in millions)	Note	Amount
Fair value of consideration transferred in excess of the preliminary fair value of assets acquired and liabilities assumed	(i)	$37,146
Removal of Worldpay’s historical goodwill		(14,302)

Pro forma adjustment to goodwill		$22,844

(i)

Goodwill represents the excess of the estimated merger consideration over the preliminary fair value of the underlying assets acquired and liabilities assumed. Refer to the preliminary estimated merger consideration allocation above for more details.

(d)

FIS intends to borrow up to $11.1 billion of permanent financing to fund the cash portion of the merger consideration, the repayment of certain outstanding Worldpay bank debt and notes, and costs and expenses of the merger. Concurrently with entering into the merger agreement, FIS entered into the commitment letter with the lenders, pursuant to which the lenders have committed to provide a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of up to $7.5 billion. In addition, in September 2018, FIS established a commercial paper program for the issuance and sale of senior, unsecured commercial paper notes, up to a maximum aggregate amount outstanding at any time of $4 billion. FIS expects to replace the bridge term loan facility prior to the closing of the merger with permanent financing, which FIS currently expects to include the issuance of the Senior Notes, together with additional commercial paper and/or revolving credit borrowings. Depending on market conditions, FIS may choose to leave outstanding the Worldpay Notes in an aggregate principal amount of approximately $1.7 billion as of March 31, 2019, which would reduce the amount of permanent financing FIS would seek to raise. For purposes of these unaudited pro forma condensed combined financial statements, FIS has assumed that the new FIS permanent financing will consist of $7.5 billion aggregate principal of Senior Notes and $1.9 billion principal amount of commercial paper, and that the foregoing Worldpay Notes remain outstanding following the merger. For the purposes hereof, the new funds raised are assumed to be used for the cash portion of the merger consideration, the repayment of the outstanding Worldpay bank debt (which is required to be repaid in connection with the merger), and costs and expenses of the merger. The amount and type of permanent financing could be different from that presented in these pro forma condensed combined financial statements. If FIS were to borrow additional amounts and use them to instead repay all of the outstanding Worldpay Notes, make-whole redemption premiums and accrued interest on the Worldpay Notes in the aggregate amount of $159 million as of March 31, 2019 would also be payable. Refer to the table below for a summary of the impact that these assumed financing arrangements would have on the short and long-term debt balances and refer to Note 5 for details on the impact that these assumed financing arrangements would have on the unaudited pro forma condensed combined statement of earnings.

Description (in millions)	Note	Amount
Pro forma financing adjustments:
Commercial paper program	(i)	$1,900

Pro forma financing adjustment to short-term borrowings		$1,900

Senior Notes	(ii)	$7,500
Less: Capitalized debt issuance costs of Senior Notes	(ii)	(50)

Pro forma financing adjustment to long-term debt, excluding current portion		$7,450

Pro forma acquisition adjustments:
Repayment of Worldpay debt
Pro forma acquisition adjustment to accrued interest	(iii)	$(8)
Pro forma acquisition adjustment to current portion of long-term debt	(iii)	(219)
Pro forma acquisition adjustment to long-term debt, excluding current portion	(iii)	(5,556)

(i)	For purposes hereof, FIS has assumed that it will utilize $1.9 billion under the commercial paper program.
(ii)

For purposes hereof, FIS has assumed that it will issue $7.5 billion in aggregate principal amount of the Senior Notes. There are approximately $50 million of debt issuance costs expected to be incurred in connection with the $7.5 billion assumed principal amount of Senior Notes.

(iii)

Worldpay’s existing Term A Loans, Term B Loans and Revolving Credit Facility are required to be repaid in connection with the merger. Based on the amounts of Worldpay debt reflected as outstanding on the Worldpay balance sheet as of March 31, 2019, a total of $5,775 million is therefore removed ($5,815 million aggregate principal amount outstanding net of $40 million unamortized debt issuance costs), comprising current portion of long-term debt of $219 million and noncurrent portion of long-term debt of $5,556 million. In addition, approximately $8 million of accrued interest outstanding at March 31, 2019 related to the Worldpay debt is removed.

(e)	Reflects an adjustment to other noncurrent assets and deferred income taxes based on the following:

Description (in millions)	Note	Amount
Removal of Worldpay’s deferred tax asset—partnership basis	(i)	$(1,253)
Removal of Worldpay’s historical customer incentives	(ii)	(76)

Pro forma acquisition adjustment to other noncurrent assets		$(1,329)

Deferred income tax liability on fair value step-up of intangible assets	(iii)	$1,415

Pro forma acquisition adjustment to deferred income taxes		$1,415

(i)

A portion of Worldpay’s deferred tax assets as of March 31, 2019 is related to a partnership tax basis adjustment created prior to the termination of the partnership in the first quarter of 2019. Upon termination, this tax basis converted to inside tax basis in excess of inside book basis. Post-merger, Worldpay’s inside book basis will be in excess of its inside tax basis. Therefore, this pro forma adjustment removes Worldpay’s historical deferred tax asset related to the partnership basis of approximately $1,253 million. FIS will still receive the benefit of this tax basis over time as the related tax asset is amortized.

(ii)	This pro forma adjustment represents the removal of Worldpay historical customer incentives, which do not qualify for recognition as assets under the acquisition method of accounting.

(iii)

Reflects a deferred income tax liability resulting from the preliminary fair value adjustment to intangible assets. The estimate of the deferred tax liability was determined based on the book and tax basis difference using an estimated blended statutory income tax rate of 21%. This estimate of the deferred income tax liability is preliminary and is subject to change based upon FIS’ final determination of the fair values of identifiable intangible assets acquired by jurisdiction.

(f)	Reflects an adjustment to FIS and Worldpay equity based on the following:

Description (in millions)	Note	Amount
Fair value of common stock issued to the sellers	(i)	$34,050
Acquisition related transaction costs	(ii)	(82)

Pro forma adjustments to Total FIS equity		$33,968

Pro forma adjustment to remove Worldpay’s historical shareholder’s equity		$(10,602)

(i)	As disclosed in Note 3 the estimated value of FIS common shares to be issued pursuant to the merger agreement is approximately $34.0 billion.
(ii)	Represents estimated transaction costs to be incurred by FIS and Worldpay.

5. Adjustments to the unaudited pro forma condensed combined statement of earnings

Refer to the items below for a reconciliation of the adjustments reflected in the unaudited pro forma condensed combined statements of earnings:

(a)

In the unaudited pro forma condensed combined balance sheet, other noncurrent assets specifically related to incentives paid to customers were removed as they do not qualify for recognition as assets under the acquisition method of accounting. Therefore, this adjustment to revenue represents the removal of amortization related to these assets recorded in the historical Worldpay statement of income for the three months ended March 31, 2019 and the year ended December 31, 2018.

(b)

The following tables include adjustments to the unaudited pro forma condensed combined statement of earnings for cost of revenue, selling, general and administrative expenses and other income (expense), net. The newly acquired intangible assets have been amortized based on estimated useful lives ranging from 5 to 10 years. Pro forma amortization expense includes amortization expense for the newly identified intangible assets, including customer relationships, trade names and technology, less the amortization expense on Worldpay’s historical intangible assets, including internally developed software and deferred contract costs. FIS is still in the process of evaluating the fair value of the intangible assets. Any resulting change in the fair value would have a direct impact to amortization expense, which could be material. For selling, general and administrative expenses, the one-time transaction costs of approximately $121 million for the year ended December 31, 2018 related to the acquisition of Worldpay Group plc were also removed. One-time transactions costs of $13 million incurred by FIS and $7 million incurred by Worldpay in connection with the merger for the three months ended March 31, 2019 were removed. For other income (expense), net, the one-time transaction cost of approximately $32 million of financing fees related to the bridge facility commitment letter that were incurred by FIS for the three months ended March 31, 2019 were also removed.

Description	Estimated Fair Value	Estimated Useful Life	Three Months Ended March 31, 2019	Year Ended December 31, 2018
(in millions)
Cost of revenue—amortization expense for intangible assets	$10,500	5-10 years	$272	$1,088
Less: Cost of revenue—historical Worldpay intangible amortization			(187)	(778)
Less: Cost of revenue—historical Worldpay internally developed software amortization			(43)	(166)
Less: Cost of revenue—historical Worldpay deferred contract costs amortization			(5)	(15)

Net pro forma amortization adjustment to cost of revenue			$37	$129

Selling, general and administrative expenses—amortization expense for intangible assets	$10,500	5-10 years	$15	$62
Less: Selling, general and administrative expenses—historical Worldpay intangible amortization			(11)	(44)
Less: Selling, general and administrative expenses—historical Worldpay internally developed software amortization			(2)	(10)
Less: Selling, general and administrative expenses—historical Worldpay deferred contract costs amortization			—	(1)

Net pro forma adjustment to selling, general, and administrative expenses—amortization			2	7
Less: Worldpay’s acquisition of Worldpay Group plc transaction costs			—	(121)
Less: FIS’ and Worldpay’s transaction costs in connection with the merger			(20)	—

Net pro forma amortization adjustment to selling, general, and administrative expenses			$(18)	$(114)

(c)	Historical interest expense has been adjusted as follows:

Interest expense on Senior Notes—pro forma financing adjustment:

Represents the increased interest expense for the three months ended March 31, 2019 and the year ended December 31, 2018 of approximately $77 million and $312 million, respectively. For these unaudited pro forma condensed combined financial statements, FIS assumes the Senior Notes have a weighted average interest rate of 3.32% and the senior, unsecured commercial paper notes under the commercial paper program bear an interest rate of 2.79%. Based on the principal amounts of Senior Notes and commercial paper assumed to be issued, a 1/8% increase (decrease) in the annual interest rates on the debt assumed to be issued would cause the net earnings to (decrease) increase for the three months ended March 31, 2019 by ($3 million) and $3 million, respectively, and for the year ended December 31, 2018 by ($12 million) and $12 million, respectively.

Elimination of historical Worldpay interest expense—pro forma acquisition adjustment:

Represents the elimination of interest expense on the existing Worldpay Term A Loans, Term B Loans and Revolving Credit Facility, which are required to be extinguished as a part of the merger. The decrease in interest expense for the three months ended March 31, 2019 and the year ended December 31, 2018 was approximately $57 million and $233 million, respectively.

(d)

To record the income tax impact of the pro forma adjustments utilizing an estimated blended statutory income tax rate of 21% for the three months ended March 31, 2019 and the year ended December 31, 2018.

(e)

Worldpay historically owned a controlling interest in Worldpay Holding, LLC and therefore consolidated its financial results and recorded a non-controlling interest for the economic interests in Worldpay Holding, LLC held by Fifth Third Bank, which primarily represented Fifth Third’s minority share of net earnings or loss of equity in Worldpay Holding, LLC. The Class B units presented on the historical Worldpay financial statements represented the interest in Worldpay Holding, LLC. Pursuant to the merger agreement, the outstanding Class B common stock of Worldpay, if any, and the outstanding Class B units of Worldpay Holding, LLC, if any, will be automatically cancelled. Therefore, any non-controlling interest held would also cease to exist. On March 14, 2019, Fifth Third Bank exchanged all of the Class B units of Worldpay Holdings, LLC for shares of Worldpay Class A common stock pursuant to the exchange agreement. As a result, all of Fifth Third Bank’s shares of Worldpay Class B common stock were cancelled. As such, the net income attributable to non-controlling interests of Fifth Third Bank of approximately $1.1 million and $4.2 million, as disclosed in the Worldpay 2019 first quarter and 2018 year-end financial statements, respectively, is removed from the unaudited pro forma condensed combined statement of earnings. Worldpay also recorded a non-controlling interest relating to a 51% ownership in a joint venture, which will survive the transaction.

(f)

The pro forma basic and diluted earnings per share calculations are based on the basic and diluted weighted average shares of FIS plus shares issued as part of the merger. The pro forma basic and diluted weighted average shares outstanding are a combination of historic weighted average shares of FIS common stock and the share impact as part of the merger. In connection with the merger, FIS agreed to convert certain equity awards held by Worldpay employees into FIS equity awards. At this time, FIS has not completed its analysis and calculations related to eligible employees and vesting schedules in sufficient detail necessary to arrive at fair value; however, the impact is not expected to be material in the context of the transaction and thus has not been reflected in the diluted weighted average shares. Weighted average shares outstanding are as follows:

Pro forma basic weighted average shares (in millions)	Three Months Ended March 31, 2019	Year Ended December 31, 2018
Historical FIS weighted average shares outstanding—basic	323	328
Shares of FIS common stock to be issued to Worldpay stockholders pursuant to the merger	289	289

Pro forma weighted average shares—basic	612	617

Pro forma diluted weighted average shares (in millions)	Three Months Ended March 31, 2019	Year Ended December 31, 2018
Historical FIS weighted average shares outstanding—diluted	326	332
Shares of FIS common stock to be issued to Worldpay stockholders pursuant to the merger	289	289

Pro forma weighted average shares—diluted	615	621

DESCRIPTION OF THE SENIOR NOTES

The following description of certain material terms of the Senior Notes offered hereby does not purport to be complete. This description supplements, and to the extent it is inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities” in the accompanying prospectus.

The Senior Notes will be issued as a new series of debt securities under an indenture dated as of April 15, 2013 (the “Base Indenture”), between us, certain other parties thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Base Indenture will be supplemented by a supplemental indenture to be entered into concurrently with the delivery of the Senior Notes (such supplemental indenture, together with the base indenture, the “Indenture”). The following description is subject to, and is qualified in its entirety by reference to, the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Capitalized and other terms not otherwise defined in this prospectus supplement have the meanings given to them in the Indenture. As used in the following description, the terms “FIS,” “we,” “us” and “our” refer to Fidelity National Information Services, Inc. and not any of its subsidiaries, unless the context requires otherwise.

We urge you to read the Indenture (including definitions of terms used therein) because it, and not this description, defines your rights as a beneficial holder of the Senior Notes. For information about how to obtain copies of the Indenture from us, see “Where You Can Find More Information.”

General

The Senior Notes will be initially limited to $         aggregate principal amount and will mature on                 , 20    . We may from time to time, without notice to, or the consent of, the holders of the Senior Notes, increase the principal amount of the Senior Notes, on the same terms and conditions (except for the issue date, the public offering price and, in some cases, the first interest payment date and the initial interest accrual date) as the Senior Notes being offered hereby, provided that if such additional Senior Notes will not be fungible with the previously issued Senior Notes for U.S. federal income tax purposes, such additional Senior Notes will have a separate CUSIP number. All Senior Notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

The Senior Notes will be our senior unsecured obligations and will rank equally with all of our existing and future other senior unsecured indebtedness. The Senior Notes initially will not be guaranteed by any of our subsidiaries, provided that if any of our domestic wholly-owned subsidiaries, which may include Worldpay and certain of its subsidiaries if the merger is consummated, guarantees or becomes a co-obligor in respect of any Debt of FIS under our Credit Facilities in the future, any such subsidiary also will be required to guarantee the Senior Notes (such subsidiary, if and so long as such subsidiary provides a guarantee of the Senior Notes, a “Subsidiary Guarantor”). Any such guarantee would be a senior unsecured obligation of any such Subsidiary Guarantor and would rank equal with all existing and future senior unsecured indebtedness of such Subsidiary Guarantor and senior to all subordinated indebtedness of such Subsidiary Guarantor. Any such guarantee would be effectively subordinated to any secured indebtedness of such Subsidiary Guarantor to the extent of the assets securing such indebtedness. Any such guarantee would be full and unconditional, provided that the obligations of a Subsidiary Guarantor under its applicable guarantee would be limited as necessary to prevent the guarantees from constituting a fraudulent conveyance or fraudulent transfer under federal or state law. By virtue of this limitation, a Subsidiary Guarantor’s obligations under its guarantee, if any, could be significantly less than amounts payable with respect to the Senior Notes, or a Subsidiary Guarantor may have effectively no obligation under its guarantee. See “Risk Factors—Risks Related to the Senior Notes—A court could void any future guarantees of the Senior Notes by our subsidiaries under fraudulent transfer laws.”

Any such guarantee of a Subsidiary Guarantor with respect to the Senior Notes would terminate and be discharged and of no further force and effect and the applicable Subsidiary Guarantor would be automatically and unconditionally released from all of its obligations thereunder:

(1)

concurrently with any direct or indirect sale or other disposition (including by way of consolidation, merger or otherwise) of the Subsidiary Guarantor or the sale or disposition (including by way of consolidation, merger or otherwise) of all or substantially all the assets of the Subsidiary Guarantor (other than to FIS or any of its subsidiaries);

(2)

at any time that such Subsidiary Guarantor is released from all of its obligations (other than contingent indemnification obligations that may survive such release) as a guarantor or co-obligor of all Debt of FIS under the Credit Facilities except a discharge by or as a result of payment under such guarantee;

(3)

upon the merger or consolidation of any Subsidiary Guarantor with and into FIS or any Subsidiary Guarantor that is the surviving person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following or contemporaneously with the transfer of all of its assets to FIS or any Subsidiary Guarantor;

(4)	upon the defeasance or discharge of the Senior Notes, as provided in the Indenture, or upon satisfaction and discharge of the Indenture; or

(5)	upon the prior consent of the holders of the Senior Notes then outstanding as provided for under “—Modification of the Indenture.”

The Senior Notes will be effectively subordinated to any secured indebtedness of FIS to the extent of the assets securing such indebtedness and will be structurally subordinated to the obligations (including trade accounts payable) and preferred equity of our subsidiaries that are not Subsidiary Guarantors, which will include the indebtedness of Worldpay and its subsidiaries if the merger is consummated. As of March 31, 2019, on a pro forma basis giving effect to the merger, and assuming that all of the Worldpay notes remain outstanding after the completion of the merger, we would have had outstanding, on a consolidated basis, approximately $20.3 billion of unsecured senior indebtedness and no secured indebtedness, and our subsidiaries would have had outstanding approximately $29.1 billion of liabilities (including trade accounts payable) and no preferred equity. As of March 31, 2019, on a pro forma basis giving effect to the merger, our subsidiaries would have held approximately 100% of our consolidated assets. On a pro forma basis giving effect to the merger, for each of the year ended December 31, 2018 and the three months ended March 31, 2019, our subsidiaries generated approximately 100% and 100%, respectively, of our consolidated total revenues and approximately 122% and 114%, respectively, of our consolidated total operating income. See “Risk Factors—Risk Related to the Senior Notes—Effective subordination of the Senior Notes to indebtedness of our subsidiaries, which will include the indebtedness of Worldpay and its subsidiaries if the merger is consummated, and to the claims of secured creditors may reduce amounts available for payment of the Senior Notes.”

The Indenture does not contain any covenants or provisions that would afford the holders of the Senior Notes protection in the event of a highly leveraged or other transaction that is not in the best interests of the holders of the Senior Notes, except to the limited extent described below under “—Purchase of Senior Notes upon a Change of Control Triggering Event” and “—Restrictive Covenants.”

Principal and Interest

The Senior Notes will mature on                , 20    , unless we redeem or purchase the Senior Notes prior to that date, as described below under “—Special Mandatory Redemption,” “—Optional Redemption” and “—Purchase of Senior Notes upon a Change of Control Triggering Event.” Interest on the Senior Notes will accrue at the rate of    % per year and will be paid on the basis of a 360-day year of twelve 30-day months.

We will pay interest on the Senior Notes semi-annually in arrears on                and                of each year, beginning on                , 2019, to the holder in whose name each Senior Note is registered on                or                preceding the applicable interest payment date, whether or not such day is a business day.

Amounts due on the stated maturity date or earlier redemption date of the Senior Notes will be payable at the corporate trust office of the Trustee. We may make payment of interest on an interest payment date in respect of the Senior Notes in certificated form by check mailed to the address of the person entitled to the payment as it appears in the security register or by transfer to an account maintained by the payee with a bank located in the United States, provided that the paying agent shall have received the relevant wire transfer information by the related record date. We will make payments of principal, premium, if any, and interest in respect of Senior Notes in book-entry form to DTC in immediately available funds, while disbursement of such payments to owners of beneficial interests in the Senior Notes in book-entry form will be made in accordance with the procedures of DTC and its participants in effect from time to time.

Neither we nor the Trustee will impose any service charge for any transfer or exchange of a Senior Note. However, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of Senior Notes.

If any interest payment date, stated maturity date or earlier redemption or purchase date falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and/or interest on the next business day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date, the stated maturity date or earlier redemption or purchase date, as the case may be, to the next business day. The term “business day” means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

Special Mandatory Redemption

If we do not consummate the merger on or prior to the Outside Date, or if, prior to the Outside Date, we notify the Trustee in writing that the merger agreement is terminated or that in our reasonable judgment the merger will not be consummated on or prior to the Outside Date (each, a “Special Mandatory Redemption Event”), the provisions set forth below will be applicable. We shall promptly notify the Trustee in writing in the event that the merger agreement is terminated.

If a Special Mandatory Redemption Event occurs, we will be required to redeem the Senior Notes in the manner set forth below in whole and not in part at a special mandatory redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of the Senior Notes, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (as defined below) (subject to the right of holders of record on the relevant record date to receive interest due on any interest payment date that is on or prior to the special mandatory redemption date).

Upon the occurrence of a Special Mandatory Redemption Event, we shall promptly (but in no event later than ten business days following such Special Mandatory Redemption Event) notify (such notice to include the officers’ certificate required by the Indenture) the Trustee in writing of such event, and the Trustee shall, no later than five business days following receipt of such notice from us, notify the holders of the Senior Notes (such date of notification to such holders, the “Redemption Notice Date”) that all of the outstanding Senior Notes will be redeemed at the Special Mandatory Redemption Price on the third business day following the Redemption Notice Date (such date, the “Special Mandatory Redemption Date”) automatically and without any further action by the holders of the Senior Notes, in each case in accordance with the applicable provisions of the Indenture. At or prior to 12:00 p.m. (New York City time) on the business day immediately preceding the Special Mandatory

Redemption Date, we shall deposit with the Trustee funds sufficient to pay the Special Mandatory Redemption Price for the Senior Notes. If such deposit is made as provided above, the Senior Notes will cease to bear interest on and after the Special Mandatory Redemption Date.

If we fail to pay the Special Mandatory Redemption Price, it shall be an Event of Default under the Indenture.

Optional Redemption

We may, at our option, redeem the Senior Notes, in whole or in part, at any time prior to                 , 20     (                months prior to the maturity date of the Senior Notes) (the foregoing date, the “Par Call Date”), at a redemption price calculated by us equal to the greater of:

•	100% of the aggregate principal amount of any Senior Notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal (or the portion of the principal) and interest thereon that would have been due if such Senior Notes matured on the Par Call Date, not including accrued and unpaid interest, if any, to but excluding the redemption date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus                 basis points, plus, in each case, accrued and unpaid interest, if any, on the Senior Notes being redeemed to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on any interest payment date that is on or prior to the redemption date).

On or after the Par Call Date, we may, at our option, redeem the Senior Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Senior Notes being redeemed, plus accrued and unpaid interest, if any, on the Senior Notes being redeemed to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on any interest payment date that is on or prior to the redemption date).

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes being redeemed, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Senior Notes (assuming for this purpose that the Senior Notes matured on the Par Call Date).

“Comparable Treasury Price” of a Comparable Treasury Issue means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations; or

•	if we obtain fewer than four Reference Treasury Dealer Quotations, the arithmetic average of such Reference Treasury Dealer Quotations; or

•	if we obtain only one Reference Treasury Dealer Quotation, such Reference Treasury Dealer Quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers or its successor selected by us or, if it is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealers” means each of: (i) Barclays Capital Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC (or their respective successors) and (ii) one additional primary U.S. government securities dealer (a “Primary Treasury Dealer”) selected by us. If any of the foregoing ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer in its place.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us (or the Independent Investment Banker), of the bid and asked prices for the Comparable Treasury Issue for the Senior Notes, expressed in each case as a percentage of its principal amount, quoted in writing by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue (if no maturity is within three months before or after the maturity date or deemed maturity date of the Senior Notes, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), (2) if the period from the redemption date to the maturity date or deemed maturity date of the Senior Notes to be redeemed is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used, or (3) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity, computed as of the third business day immediately preceding the redemption date, of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the applicable Comparable Treasury Price for the redemption date.

We (or at our request, the Trustee on our behalf) will give written notice prepared by us of any redemption of the Senior Notes to holders of the Senior Notes to be redeemed at their addresses, as shown in the security register for the affected notes, not more than 60 nor less than 15 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the aggregate principal amount of the Senior Notes to be redeemed, the redemption date and the redemption price, or if not then ascertainable, the manner of calculation thereof.

If we choose to redeem fewer than all of the Senior Notes, then the Trustee will select, by lot, the Senior Notes to be redeemed in part; provided, that with respect to Senior Notes issued in global form, beneficial interests therein shall be selected for redemption by DTC in accordance with its standard procedures. See also “—Book-Entry Delivery and Form” below.

If we have given notice as provided in the Indenture and made funds irrevocably available for the redemption of the Senior Notes called for redemption on the redemption date referred to in that notice, then those Senior Notes will cease to bear interest on that redemption date and the only remaining right of the holders of those Senior Notes will be to receive payment of the redemption price.

The Senior Notes will not be subject to, or have the benefit of, a sinking fund.

Purchase of Senior Notes upon a Change of Control Triggering Event

If a Change of Control Triggering Event occurs with respect to the Senior Notes, holders of the Senior Notes will have the right to require us to purchase all or any part of their Senior Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Senior Notes (provided that with respect to Senior Notes submitted for purchase in part, the remaining portion of such Senior Notes is in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof). In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the Senior Notes purchased plus accrued and unpaid interest, if any, to but excluding the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event with respect to the Senior Notes, we will be required to mail, or with respect to Senior Notes issued in global form, transmit in accordance with DTC’s standard procedures therefor, a notice to the holders of the Senior Notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to purchase the Senior Notes on the date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is mailed or transmitted (the “Change of Control Payment Date”), pursuant to the procedures required by the Senior Notes and described in such notice. The notice will, if mailed or transmitted prior to the date of the consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Senior Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the change of control provisions of the Senior Notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control provisions of the Senior Notes by virtue of such conflicts. On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all Senior Notes or portions of Senior Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions of Senior Notes properly tendered; and

•

deliver or cause to be delivered to the Trustee the Senior Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Senior Notes or portions of Senior Notes being purchased.

The paying agent will promptly mail, or with respect to Senior Notes issued in global form, transmit in accordance with DTC’s standard procedures therefor, to each holder of Senior Notes properly tendered the purchase price for the Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Senior Note equal in principal amount to any unpurchased portion of any Senior Notes surrendered; provided that each new Senior Note will be in a principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to purchase any Senior Notes upon a Change of Control Triggering Event if (1) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all Senior Notes properly tendered and not withdrawn under its offer; or (2) prior to the occurrence of the related Change of Control Triggering Event, we have given written notice of a redemption of the Senior Notes to the holders thereof as provided under “—Optional Redemption” or “—Special Mandatory Redemption,” if applicable, above, unless we have failed to pay the redemption price on the redemption date.

For purposes of the foregoing discussion of a purchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the rating on the Senior Notes is lowered by each of the Rating Agencies and the Senior Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Senior Notes is under publicly announced consideration for possible downgrade by any Rating Agency).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of FIS and our subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries; (2) the approval by the holders of our common stock of any plan or proposal for the liquidation or dissolution of FIS (whether or not otherwise in compliance with the provisions of the Indenture); (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of our voting stock; or (4) FIS consolidates or merges with or into any entity, pursuant to a transaction in which any of the outstanding voting stock of FIS or such other entity is converted into or exchanged for cash, securities or other property (except when voting stock of FIS constitutes, or is converted into, or exchanged for, at least a majority of the voting stock of the surviving person). For the avoidance of doubt, consummation of the merger shall be deemed not to constitute a Change of Control for purposes of this definition.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event with respect to the Senior Notes.

“Fitch” means Fitch Ratings, Inc.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, respectively.

“Moody’s” means Moody’s Investors Service, Inc.

“Ratings Agencies” means each of Fitch, Moody’s and S&P, so long as such entity makes a rating of the Senior Notes publicly available; provided, however, if any of Fitch, Moody’s or S&P ceases to rate the Senior Notes or fails to make a rating of the Senior Notes publicly available for reasons outside of the control of FIS, FIS shall be allowed to designate a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(e)(2)(vi)(F) under the Exchange Act (as certified by a resolution of the board of directors of FIS) as a replacement agency for the agency that ceased to make such a rating publicly available. For the avoidance of doubt, failure by FIS to pay rating agency fees to make a rating of the Senior Notes shall not be a “reason outside of the control of FIS” for the purposes of the preceding sentence.

“S&P” means Standard & Poor’s Global Ratings, a division of S&P Global Inc.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties and assets of us and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Senior Notes to require us to purchase its Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties and assets of us and our subsidiaries taken as a whole to another person or group may be uncertain.

Restrictive Covenants

Limitation on Liens

We shall not, and shall not permit any of our subsidiaries to, create or assume any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other encumbrance (“lien”) on any Principal Facility, or upon any stock or Debt of any of our subsidiaries, to secure Debt unless the Senior Notes then outstanding are, for so long as such Debt is so secured, secured by such lien equally and ratably with (or prior to) such Debt. However, this requirement does not apply to:

(1)	liens existing on the date of the Indenture;

(2)

any lien for taxes or assessments or other governmental charges or levies not overdue for more than 30 days (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP) or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on us and our subsidiaries taken as a whole;

(3)

any warehousemen’s, materialmen’s, landlord’s or other similar liens arising by law for sums not overdue for more than 30 days (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP) or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on us and our subsidiaries taken as a whole;

(4)

survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or liens incidental to the conduct of the business of such person or to the ownership of its properties which do not individually or in the aggregate materially adversely affect the value of FIS and its subsidiaries taken as a whole or materially impair the operation of the business of FIS and its subsidiaries taken as a whole;

(5)

pledges or deposits (i) in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body; (ii) to secure the performance of tenders, bids, surety, stay, customs, appeals, or performance bonds, leases, purchase, construction, sales or servicing contracts (including utility contracts) and other similar obligations incurred in the normal course of business consistent with industry practice (including, without limitation, those to secure health, safety and environmental obligations); (iii) to obtain or secure obligations with respect to letters of credit, guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Internal Revenue Code (the “Code”) in connection with a “plan” (as defined in ERISA); or (iv) arising in connection with any attachment unless such liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

(6)

liens on property or assets of a person existing at the time such person is acquired or merged with or into or consolidated with us or with a subsidiary, or becomes a subsidiary (and not created or incurred in anticipation of such transaction), provided that such liens are not extended to our property and assets or the property and assets of our subsidiaries, other than the property or assets acquired;

(7)	liens securing Debt of a subsidiary owed to and held by us or by our subsidiaries;

(8)

liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by liens referred to in clauses (1), (6), (10) and (11) hereof; provided that such liens do not extend to any other property or assets (other than improvements, accessions, or proceeds in respect thereof) and the principal amount of the obligations secured by such liens is not increased;

(9)

liens upon specific items of inventory or other goods and proceeds of any person securing such person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(10)

liens securing Debt incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such person; provided, however, that the lien may not extend to any other property owned by such person at the time the lien is incurred (other than assets and property affixed or appurtenant thereto and proceeds thereof), and the Debt (other than any interest thereon) secured by the lien may not be incurred more than 270 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the lien;

(11)	liens on property or assets existing at the time of the acquisition thereof;

(12)

liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (B) relating to our pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business or (C) relating to purchase orders and other agreements entered into with our customers in the ordinary course of business and (ii) (W) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (X) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, (Y) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry, and (Z) of financial institutions funding the Vault Cash Operations in the cash provided by such institutions for such Vault Cash Operations;

(13)	liens pursuant to the terms and conditions of any contracts between us or any subsidiary and the U.S. government;

(14)	liens arising in connection with the Cash Management Practices;

(15)	Settlement Liens; and

(16)

liens not otherwise permitted under the Indenture securing Debt in an aggregate principal amount that, together with the aggregate Attributable Value of property involved in sale and leaseback transactions permitted by clause (i) of “Limitation on Sale Leaseback Transactions” below and all other Debt then secured by liens permitted only pursuant to this clause (16), does not exceed 10% of our consolidated net worth.

Each lien, if any, granted, pursuant to the provisions described above, to secure the Senior Notes shall automatically and unconditionally be deemed to be released and discharged upon the release and discharge of the lien whose existence caused the Senior Notes to be required to be so secured. For purposes of determining compliance with this covenant, any lien need not be permitted solely by reference to one category of permitted liens but may be permitted in part by one provision and in part by one or more other provisions. In the event that a lien securing Debt or any portion thereof meets the criteria of more than one such provision, we shall divide and classify and may later re-divide and reclassify such lien in our sole discretion.

Limitation on Sale Leaseback Transactions

We may not sell or transfer, and will not permit any subsidiary to sell or transfer (except to us or one or more subsidiaries, or both), any Principal Facility owned by FIS or any of its subsidiaries with the intention of taking back a lease on such facility longer than 36 months, unless (1) the sum of the aggregate Attributable Value of the property involved in sale and leaseback transactions not otherwise permitted plus the aggregate principal amount of Debt secured by all liens permitted only by clause (16) of “Limitation on Liens” above does not exceed 10% of our consolidated net worth; or (2) within 270 days after such sale or transfer, we apply an amount equal to the greater of the net proceeds of the sale or the fair market value of the property sold to the purchase of real property or the retirement of Senior Notes or other long-term Debt of us or our subsidiaries, other than any such Debt that is expressly subordinated to the Senior Notes.

Consolidation, Merger, Sale of Assets and Other Transactions

We may not, in any transaction or series of related transactions, consolidate or merge with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of FIS and its subsidiaries, taken as a whole, to, any person unless:

•

the person formed by or surviving any such consolidation or merger (if other than FIS), or which acquires by sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of our assets, is a corporation, limited partnership, limited liability company or similar entity organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and, if such entity is not a corporation, a co-obligor of the Senior Notes is a corporation organized or existing under any such laws;

•

the person formed by or surviving any such consolidation or merger (if other than FIS), or which acquires by sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of our assets, expressly assumes by supplemental indenture, in a form satisfactory to the Trustee, the due and punctual payment of all amounts due in respect of the principal of and premium, if any, and interest on the Senior Notes and the performance of all of our obligations under the Senior Notes and the Indenture; and

•	immediately after giving effect to the transaction no Event of Default or event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

We shall deliver to the Trustee prior to the proposed transaction an officers’ certificate and an opinion of counsel each stating that the proposed transaction and such supplemental indenture comply with the Indenture and that all conditions precedent to the consummation of the transaction under the Indenture have been met.

If we consolidate or merge with or into any other corporation, limited partnership, limited liability company or similar entity or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets according to the terms and conditions of the Indenture, the resulting or acquiring entity will be substituted for us under the Indenture with the same effect as if it had been an original party to the Indenture. As a result, such successor corporation may exercise our rights and powers under the Indenture, in our name or its own name, and, except in the case of a lease, we will be released from all our liabilities and obligations under the Indenture and under the Senior Notes.

Definitions

Set forth below is a summary of certain of the defined terms used in the foregoing provisions. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used above for which no definition is provided.

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, Fidelity National Financial, Inc., Black Knight InfoServ, LLC (formerly known as Lender Processing Services, Inc.), and each of their respective subsidiaries, shall not be deemed to be Affiliates of FIS or any of its subsidiaries solely due to overlapping officers or directors.

“Attributable Value” in respect of any sale and leaseback transaction means, as of the time of determination, the lesser of (1) the sale price of the Principal Facility involved in such transaction multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such sale and leaseback transaction and the denominator of which is the base term of such lease and (2) the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease involved in such transaction (including any period for which the lease has been extended).

“Cash Management Practices” means the cash, Eligible Cash Equivalents, and short-term investment management practices of FIS and its subsidiaries as approved by our board of directors or chief financial officer from time to time, including Debt of us or any of our subsidiaries having a maturity of 92 days or less representing the borrowings from any financial institution with which we or any of our subsidiaries has a depository or other investment relationship in connection with such practices (or any Affiliate of such financial institution), which borrowings may be secured by the cash, Eligible Cash Equivalents and other short-term investments purchased by us or any of our subsidiaries with the proceeds of such borrowings.

“Credit Agreement” means the Seventh Amended and Restated Credit Agreement, dated as of September 21, 2018, among FIS, J.P. Morgan Chase Bank, N.A., as administrative agent, and various financial institutions and other persons from time to time party thereto, as amended, supplemented, or modified from time to time after the date thereof.

“Credit Facilities” means one or more credit facilities (including the Credit Agreement) with banks or other lenders providing for revolving loans or term loans or the issuance of letters of credit or bankers’ acceptances or the like.

“Debt” means, in respect of any person, (1) all indebtedness in respect of borrowed money, (2) all obligations of such person evidenced by bonds, notes, debentures or similar instruments and (3) the indebtedness of any other persons of the foregoing types to the extent guaranteed by such person; but only, for each of clauses (1) through (3), if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such person prepared in accordance with GAAP (but not including contingent liabilities which appear only in a footnote to a balance sheet).

“Eligible Bank” means a bank or trust company (1) that is organized and existing under the laws of the United States or Canada, or any state, territory, province or possession thereof and (2) the senior Debt of which is rated at least “A3” by Moody’s or at least “A-” by S&P.

“Eligible Cash Equivalents” means any of the following: (1) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition (or such other maturities if not prohibited by the Credit Agreement); (2) time deposits in and certificates of deposit of any Eligible Bank (or in any other financial institution to the extent the amount of such deposit is within the limits insured by the Federal Deposit Insurance Corporation), provided that such investments have a maturity date not more than two years after the date of acquisition and that the average life of all such investments is one year or less from the respective dates of acquisition; (3) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (1) above or clause (4) below entered into with any Eligible Bank or securities dealers of recognized national standing; (4) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition (or such other maturities if not prohibited by the Credit Agreement) and, at the time of acquisition, have a rating of at least “A-2” or “P-2” (or long-term ratings of at least “A3” or “A-”) from either S&P or Moody’s, or, with respect to municipal bonds, a rating of at least MIG 2 or VMIG 2 from Moody’s (or equivalent ratings by any other nationally recognized rating agency); (5) commercial paper of any person other than an Affiliate of FIS and other than structured investment vehicles, provided that such investments have a rating of at least A-2 or P-2 from either S&P or Moody’s and mature within 180 days after the date of acquisition (or such other maturities if not prohibited by the Credit Agreement); (6) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (7) money market funds (and shares of investment companies that are registered under the Investment Company Act of 1940) substantially all of the assets of which comprise investments of the types described in clauses (1) through (6); (8) United States dollars, or money in other currencies received in the ordinary course of business; (9) asset-backed securities and corporate securities that are eligible for inclusion in money market funds; (10) fixed maturity securities which are rated BBB- and above by S&P or Baa3 and above by Moody’s; provided that such investments will not be considered Eligible Cash Equivalents to the extent that the aggregate amount of investments by us and our subsidiaries in fixed maturity securities which are rated BBB+, BBB or BBB- by S&P or Baa1, Baa2 or Baa3 by Moody’s exceeds 20% of the aggregate amount of investments in fixed maturity securities by us and our subsidiaries; and (11) instruments equivalent to those referred to in clauses (1) through (6) above or funds equivalent to those referred to in clause (7) above denominated in Euros or any other foreign currency customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent advisable in connection with any business conducted by FIS or any of its subsidiaries, all as determined in good faith by FIS.

“merger agreement” means the Agreement and Plan of Merger, dated as of March 17, 2019, by and among FIS, Worldpay and Merger Sub, as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Principal Facility” means the real property, fixtures, machinery and equipment relating to any facility owned by us or any subsidiary, except for any facility that, in the opinion of our board of directors, is not of material importance to the business conducted by us and our subsidiaries, taken as a whole.

“Settlement” means the transfer of cash or other property with respect to any credit, charge or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a person in consideration for a Settlement made or arranged, or to be made or arranged, by such person or an Affiliate of such person.

“Settlement Debt” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any lien relating to any Settlement or Settlement Debt (and may include, for the avoidance of doubt, the grant of a lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, liens securing intraday and overnight overdraft and automated clearing house exposure, and similar liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a person in consideration for and in the amount of a Settlement made or arranged, or to be made or arranged, by such person.

“Vault Cash Operations” means the vault cash or other arrangements pursuant to which various financial institutions fund the cash requirements of automated teller machines and cash access facilities operated by us or our subsidiaries at customer locations.

Events of Default, Notice and Waiver

The following shall constitute “Events of Default” under the Indenture with respect to the Senior Notes:

(1)	default in the payment of any interest on the Senior Notes when due and payable and continuance of such default for a period of 30 days;

(2)

default in the payment of any principal of or premium, if any, on the Senior Notes when due (whether at stated maturity, upon redemption (including special mandatory redemption), purchase at the option of the holder or otherwise);

(3)

default in the performance, or breach, of any covenant or warranty with respect to the Senior Notes (other than a covenant or warranty a default in whose performance or whose breach is specifically dealt with elsewhere in clauses (1), (2) or (4) through (6) or a covenant or warranty which is solely for the benefit of another series of securities), and the continuance of such default or breach for a period of 60 days after there has been given written notice of such default or breach (which notice shall, among other things, state that such notice is a “Notice of Default” under the Indenture) to us (by registered or certified mail) by the Trustee or to us and the Trustee (in each case by registered or certified mail) by holders of at least 25% in aggregate principal amount of the outstanding Senior Notes;

(4)

default in the payment by us, when due (after the expiration of any applicable grace period thereto), of an aggregate principal amount of Debt in respect of borrowed money (other than the Senior Notes) exceeding $300 million, or default which results in such Debt (other than the Senior Notes) in an aggregate principal amount exceeding $300 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, in each case without such acceleration having been rescinded or annulled, or such Debt having been paid in full, or there having been deposited into trust a sum of money sufficient to pay in full such Debt, within 15 days after receipt of written notice of such default or breach (which notice shall state that such notice is a “Notice of Default” under the Indenture) to us (by registered or certified mail) by the Trustee or to us and the Trustee (in each case by registered or certified mail) by holders of at least 25% in aggregate principal amount of the outstanding Senior Notes;

(5)	certain events of bankruptcy, insolvency or reorganization of FIS; and

(6)

the denial or disaffirmance by any Subsidiary Guarantor of such Subsidiary Guarantor’s obligations under its guarantee of the Senior Notes, or the holding of any such guarantee as being unenforceable or invalid in any judicial proceeding, or any such guarantee ceasing to be in full force and effect, except as permitted under the Indenture.

If an Event of Default with respect to the Senior Notes occurs and is continuing, other than an Event of Default arising from certain events of bankruptcy, insolvency or reorganization of FIS, then the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Senior Notes may declare, by written notice to us (and if given by the holders, to the Trustee), the principal of and accrued interest, if any, on all the Senior Notes to be due and payable immediately; provided that, after such a declaration of acceleration, the holders of a majority in aggregate principal amount of the Senior Notes may, by written notice to the Trustee, rescind or annul such declaration and its consequences if all Events of Default, other than the non-payment of accelerated principal of or interest, if any, on the Senior Notes have been cured or waived as provided in the Indenture. An Event of Default arising from certain events of bankruptcy, insolvency or reorganization of FIS shall cause the principal of and accrued interest, if any, on all the Senior Notes to be due and payable immediately without any declaration or other act by the Trustee, the holders of the Senior Notes or any other party.

The holders of a majority in aggregate principal amount of the outstanding Senior Notes, by written notice to the Trustee, may waive any past default or event of default with respect to the Senior Notes except (1) a default or event of default in the payment of the principal of, or premium, if any, or interest on, the Senior Notes or (2) default in respect of a covenant or provision which may not be amended or modified without the consent of each holder of Senior Notes affected. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured.

The Trustee is not required to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the Senior Notes, unless the holders have offered the Trustee security or indemnity satisfactory to the Trustee. Subject to such right of indemnification and to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding Senior Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Senior Notes.

No holder of any Senior Note may institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy unless (1) the holder has given to the Trustee written notice of a continuing Event of Default with respect to the Senior Notes, (2) the holders of at least 25% in aggregate principal amount of the outstanding Senior Notes shall have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee, (3) the holders have offered to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense to be incurred in pursuing the remedy, (4) the Trustee has failed to institute any such proceedings for 60 days after its receipt of such request, and (5) during such 60 day period, the holders of a majority in aggregate principal amount of the outstanding Senior Notes have not given to the Trustee a direction inconsistent with such written request. Such limitations do not apply, however, to a suit instituted by a holder of any Senior Note directly (as opposed to through the Trustee) for enforcement of payment of principal of, and premium, if any, or interest on such Senior Note on or after the respective due dates expressed or provided for therein.

Each year, we will either certify to the Trustee that we are not in default of any of our obligations under the Indenture or we will notify the Trustee of any default that exists under the Indenture. We are not otherwise required to deliver to the Trustee notice of the occurrence of any default or Event of Default.

Discharge, Defeasance and Covenant Defeasance

We and, if applicable, each Subsidiary Guarantor, may discharge or defease our obligations under the Indenture as set forth below.

We may discharge certain obligations to holders of the Senior Notes which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or Government Obligations or a combination thereof, as trust funds in an amount certified to be sufficient to pay and discharge when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, and interest on, the Senior Notes.

We may elect, at our option, either (i) to defease and be discharged from any and all obligations with respect to the Senior Notes (except as otherwise provided in the Indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants applicable to the Senior Notes (“covenant defeasance”), upon the deposit with the Trustee of money and/or Government Obligations in sufficient quantity, in the opinion of any firm of independent public accountants, to pay the principal of, and any premium, if any, or interest on, the Senior Notes to maturity or redemption.

As a condition to defeasance or covenant defeasance, we must deliver to the Trustee an opinion of counsel to the effect that the holders of the Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service (“IRS”) or a change in applicable U.S. federal income tax law occurring after the date of the Indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option notwithstanding our prior exercise of our covenant defeasance option.

If we effect covenant defeasance with respect to the Senior Notes as described in the accompanying prospectus, then the covenants described above under “—Restrictive Covenants” and “—Purchase of Senior Notes upon a Change of Control Triggering Event” will cease to be applicable to the Senior Notes.

For purposes of the Senior Notes, “Government Obligations” means securities which are (i) direct obligations of the United States of America or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, in each case where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the United States of America, and which, in the case of (i) or (ii), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

Modification of the Indenture

Under the Indenture, we, each Subsidiary Guarantor, if any, and the Trustee, at any time and from time to time, may enter into supplemental indentures without the consent of any holders of the Senior Notes to:

•

evidence the succession of another person to FIS or any Subsidiary Guarantor and the assumption by any such successor of the covenants of FIS or of such Subsidiary Guarantor in the Indenture and in the Senior Notes; or

•

add to the covenants of FIS or of any Subsidiary Guarantor for the benefit of the holders of the Senior Notes or surrender any right or power conferred upon FIS or such Subsidiary Guarantor in the Indenture or in the Senior Notes; or

•	add any additional Events of Default with respect to the Senior Notes; or

•

add to or change any of the provisions of the Indenture to such extent as shall be necessary to facilitate the issuance of bearer securities or to facilitate the issuance of Senior Notes in global form; or

•

amend or supplement any provision contained in the Indenture or in any supplemental indentures, provided that such amendment or supplement does not apply to any outstanding Senior Notes issued prior to the date of such supplemental indenture and entitled to the benefits of such provision; or

•	secure the Senior Notes; or

•	establish the form or terms of the Senior Notes as permitted by the Indenture; or

•	add or release any Subsidiary Guarantor as required or permitted by the Indenture; or

•

evidence and provide for the acceptance of appointment by a successor trustee with respect to the Senior Notes under the Indenture and add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee under the Indenture; or

•	if allowed without penalty under applicable laws and regulations, permit payment in the United States of principal, premium, if any, or interest, if any, on bearer securities or coupons, if any; or

•

cure or reform any ambiguity, defect, omission, mistake, manifest error or inconsistency, or conform the Indenture or the Senior Notes to any provision of the description thereof set forth in the prospectus, as supplemented as of the time of sale, under which the Senior Notes were sold; or

•	make any other change that does not adversely affect the rights of any holder; or

•

make any change to comply with the Trust Indenture Act or any amendment thereof, or any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act or any amendment thereof.

With the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Notes affected by such supplemental indenture, we, each Subsidiary Guarantor, if any, and the Trustee may enter into supplemental indentures other than those described in the immediately preceding paragraph to add provisions to, or change or eliminate any provisions of the Indenture or any supplemental indenture or to modify the rights of the holders of the Senior Notes so affected. However, we need the consent of the holder of each outstanding Senior Note affected in order to:

•

change the stated maturity of the principal of or premium, if any, on or of any installment of principal of or premium, if any, or interest, if any, on, or additional amounts, if any, with respect to, any Senior Note; or

•

reduce the principal amount of, or any installment of principal of, or premium, if any, or interest, if any, on, or any additional amounts payable with respect to, any Senior Note or the rate of interest on any Senior Note; or

•	reduce the amount of premium, if any, payable upon redemption of any Senior Note or the purchase by us of any Senior Note at the option of the holder of such Senior Note; or

•	change the manner in which the amount of any principal of or premium, if any, or interest on or additional amounts, if any, with respect to, any Senior Note is determined; or

•	reduce the amount of the principal of any original issue discount security or indexed security that would be due and payable upon a declaration of acceleration of the maturity thereof; or

•	change the currency in which any Senior Note or any premium or the interest thereon or additional amounts, if any, with respect thereto, is payable; or

•	change the index, securities or commodities with reference to which or the formula by which the amount of principal of or any premium or the interest on any Senior Note is determined; or

•

impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or on or after the redemption date or on or after the purchase date, as the case may be); or

•	except as provided in the Indenture, release the guarantee of any Subsidiary Guarantor with respect to Senior Notes; or

•

reduce the percentage in principal amount of the outstanding Senior Notes, the consent of whose holders is required for any such supplemental indenture or for any waiver (of compliance with certain provisions of the Indenture or certain defaults under the Indenture and their consequences) provided for in the Indenture; or

•	change any obligation of FIS to maintain an office or agency in the places and for the purposes specified in the Indenture; or

•

make any change in the provision governing waiver of past defaults, except to increase the percentage in principal amount of the outstanding Senior Notes, the holders of which may waive past defaults on behalf of holders of the Senior Notes or make any change in the provision governing supplemental indentures that requires consent of holders of the Senior Notes, except to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holders of each outstanding Senior Note affected thereby.

Governing Law

The Indenture and the Senior Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

Relationship with the Trustee

The Trustee under the Indenture is The Bank of New York Mellon Trust Company, N.A. We and our subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies, including the Trustee.

Book-Entry Delivery and Form

The Senior Notes will be issued in registered, global form in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Initially, the Senior Notes will be represented by one or more permanent global certificates (the “Global Senior Notes”) (which may be subdivided) in definitive, fully registered form without interest coupons. The Global Senior Notes will be issued on the issue date only against payment in immediately available funds.

The Global Senior Notes will be deposited upon issuance with the Trustee as custodian for DTC and registered in the name of Cede & Co. (DTC’s nominee) or another DTC nominee for credit to an account of a direct or indirect participant in DTC, as described below under “—Depositary Procedures.”

Except as set forth below, the Global Senior Notes may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Senior Notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “—Exchange of Book-Entry Notes for Certificated Notes.”

Transfers of beneficial interests in the Global Senior Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”)), which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. Neither we nor the Trustee take any responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations, referred to as “participants,” and to facilitate the clearance and settlement of transactions in those securities among DTC’s participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC’s system is also available to other entities such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as “indirect participants.” Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants.

Pursuant to the procedures established by DTC:

•	upon deposit of the Global Senior Notes, DTC will credit the accounts of its participants designated by the underwriters with portions of the principal amount of the Global Senior Notes; and

•

ownership of such interests in the Global Senior Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Senior Notes).

Investors in the Global Senior Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Senior Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. Euroclear and Clearstream may hold interests in the Global Senior Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in the Global Senior Notes, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in the Global Senior Notes to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in the Global Senior Notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Senior Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Senior Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the Senior Notes, including the Global Senior Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes.

Consequently, neither we nor the Trustee nor any of our respective agents has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Senior Notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Senior Notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Senior Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. The account of each relevant participant is credited with an amount proportionate to the amount of its interest in the principal amount of the Global Senior Notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices, and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Senior Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Senior Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Senior Notes and only in respect of such portion of the aggregate principal amount of the Senior Notes as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the procedures described above to facilitate transfers of interests in the Global Senior Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued or changed at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

The Global Senior Notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

•

DTC (1) notifies us that it is unwilling or unable to continue as depositary for the Global Senior Notes and we fail to appoint a successor depositary within 90 days of receipt of such notice or (2) has ceased to be a clearing agency registered under the Exchange Act and we fail to appoint a successor depositary within 90 days of our becoming aware of such cessation;

•	we notify the Trustee in writing that we have elected (subject to DTC’s procedures) to cause the issuance of certificated notes under the Indenture; or

•	an Event of Default has occurred and is continuing with respect to the Senior Notes.

In all cases, certificated notes delivered in exchange for any Global Senior Notes or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Payment and Paying Agents

Payments on the Global Senior Notes will be made in U.S. dollars by wire transfer. If we issue definitive notes, the holders of definitive notes will be able to receive payments of principal of and interest on their notes at the office of our paying agent. Payment of principal of a definitive note may be made only against surrender of the note to our paying agent. We have the option, however, of making payments of interest by wire transfer or by mailing checks to the address of the holder appearing in the register of note holders maintained by the registrar.

We will make any required interest payments to the person in whose name a note is registered at the close of business on the record date for the interest payment.

The Trustee will be designated as our paying agent for payments on the Senior Notes. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Notices

Any notices required to be given to the holders of the Senior Notes will be given to DTC, as the registered holder of the Global Senior Notes. In the event that the Global Senior Notes are exchanged for notes in definitive form, notices to holders of the Senior Notes will be sent by overnight delivery service or mailed by first-class mail, postage prepaid, to the addresses that appear on the register of noteholders maintained by the registrar.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax considerations to U.S. Holders and Non-U.S. Holders (each as defined below) of the purchase, ownership and disposition of the Senior Notes. It is included herein for general information only and does not address all tax considerations that may be relevant to investors in light of their personal investment circumstances or that may be relevant to certain types of investors subject to special rules (for example, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, real estate investment trusts, retirement plans, persons that are broker-dealers, traders in securities who elect the mark-to-market method of tax accounting for their securities, U.S. Holders that have a functional currency other than the U.S. dollar, certain former U.S. citizens or long-term residents, investors in partnerships or other pass-through entities or persons holding the Senior Notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction). The discussion set forth below is limited to initial investors who hold the Senior Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and who purchase the Senior Notes for cash at the initial “issue price” (i.e., the first price to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, at which a substantial amount of the Senior Notes is sold for money). In addition, this discussion does not address the effect of federal alternative minimum tax, Medicare contribution tax, gift or estate tax laws, or any state, local or foreign tax laws or the potential application of the income accrual rules set forth in Section 451(b) of the Code. Furthermore, the discussion below is based upon provisions of the Code, the legislative history thereof, U.S. Treasury regulations thereunder and administrative rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified (including changes in effective dates, and possibly with retroactive effect) so as to result in U.S. federal income tax considerations different from those discussed below.

For purposes of the following discussion, a “U.S. Holder” means a beneficial owner of the Senior Notes that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of source; or

•

a trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

For purposes of the following discussion, a “Non-U.S. Holder” means a beneficial owner of the Senior Notes (other than a partnership or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder for U.S. federal income tax purposes.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes owns any of the Senior Notes, the tax treatment of a partner or an equity interest owner of such other entity will generally depend upon the status of the person and the activities of the person and the partnership or other entity treated as a partnership. Partnerships and other entities treated as partnerships for U.S. federal income tax purposes, and partners or other equity interest owners in such entities should consult their own tax advisors.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, TO BE TAX OR LEGAL ADVICE TO ANY PARTICULAR INVESTOR IN OR HOLDER OF THE SENIOR NOTES. PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S.

FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSIDERATIONS ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR ANY APPLICABLE TAX TREATIES, AND THE POSSIBLE EFFECT OF CHANGES IN APPLICABLE TAX LAW.

Optional Redemption, Special Mandatory Redemption and Repurchase upon a Change of Control Triggering Event

We believe and intend to take the position that the possibility of the payment of additional amounts above the principal amount of the Senior Notes described in “Description of the Senior Notes—Optional Redemption,” “Description of the Senior Notes—Special Mandatory Redemption” and “Description of the Senior Notes—Purchase of Senior Notes upon a Change of Control Triggering Event” is remote and therefore will not cause the Senior Notes to be considered “contingent payment debt instruments” under applicable U.S. Treasury regulations. Our position is binding on you unless you disclose that you are taking a contrary position in the manner required by applicable U.S. Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position, you might be required to use the accrual method, even if you were otherwise a cash-method taxpayer, to accrue income on the Senior Notes in excess of the stated interest on the Senior Notes, and to treat as ordinary income rather than capital gain any income that you realize on the taxable disposition of a Senior Note. The remainder of this discussion assumes that the Senior Notes will not be considered contingent payment debt instruments. Purchasers of Senior Notes are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the Senior Notes.

U.S. Holders

Payments of Interest

We expect, and this discussion assumes, that the Senior Notes will not be issued with more than a de minimis amount of original issue discount, if any. Payments of stated interest on the Senior Notes generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, Redemption or Other Taxable Disposition of the Senior Notes

Upon the sale, redemption or other taxable disposition of Senior Notes, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the amount realized on such disposition and (2) its adjusted tax basis in the Senior Notes. A U.S. Holder’s adjusted tax basis in Senior Notes generally will equal the amount paid for the Senior Notes less any principal payments received by such U.S. Holder. Gain or loss recognized by a U.S. Holder in respect of the disposition generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Senior Notes for more than one year at the time of such disposition. A U.S. Holder that is an individual may be entitled to preferential treatment for net long-term capital gains. The ability of a U.S. Holder to offset capital losses against ordinary income is limited. Notwithstanding the foregoing, any amounts realized in connection with a sale, redemption or other taxable disposition with respect to accrued interest not previously includible in income will be treated as ordinary interest income.

Information Reporting and Backup Withholding

Payments of interest on, or the proceeds of the sale or other disposition of, the Senior Notes will be subject to information reporting to the IRS on IRS Form 1099 unless the U.S. Holder is an exempt recipient such as certain corporations and may be subject to U.S. federal backup withholding tax, currently at a rate of 24%, if the recipient of the payment fails to supply an accurate taxpayer identification number on IRS Form W-9 or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Backup withholding does not represent an additional income tax. Any amount withheld under the backup withholding rules will be reported on IRS Form 1099 and is allowable as a credit against the U.S. Holder’s U.S. federal income tax and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Payments of Interest

Subject to the discussion of backup withholding and FATCA (as defined below) withholding below, payments of interest on the Senior Notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax; provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) the Non-U.S. Holder is not (a) a controlled foreign corporation that is related to us through actual or deemed stock ownership or (b) a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, (3) such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and (4) the Non-U.S. Holder either (a) provides its name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable form) and certifies, under penalties of perjury, that it is not a U.S. person as defined under the Code or (b) holds the Senior Notes through certain foreign intermediaries and the intermediary and the Non-U.S. Holder satisfy the certification or documentation requirements of applicable U.S. Treasury regulations.

If a Non-U.S. Holder cannot satisfy the requirements in the preceding paragraph, payments of interest made to such Non-U.S. Holder will be subject to U.S. federal withholding tax, currently at a rate of 30%, unless such Non-U.S. Holder timely provides the withholding agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) certifying that interest paid on the Senior Notes is not subject to U.S. federal withholding tax because it is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States. If interest on the Senior Notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, such interest will be subject to U.S. federal income tax on a net-income basis at the rate applicable to U.S. persons generally or, to the extent applicable, at a lower tax treaty rate if such interest is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder (and, with respect to corporate Non-U.S. Holders, may also be subject to a branch profits tax). If interest is subject to U.S. federal income tax on a net-income basis in accordance with these rules, such payments will not be subject to U.S. federal withholding tax so long as the relevant Non-U.S. Holder timely provides the withholding agent with the appropriate documentation.

Sale, Redemption or Other Taxable Disposition of a Senior Note

Subject to the discussion of backup withholding and FATCA withholding below, any gain realized by a Non-U.S. Holder on the sale, redemption or other taxable disposition of a Senior Note generally will not be subject to U.S. federal income tax, unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which case such gain will be taxed on a net-income basis in the same manner as interest that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to the branch profits tax as described above) or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, in which case the Non-U.S. Holder will be subject to a tax, currently at a rate of 30%, on the excess, if any, of such gain plus all other U.S.-source capital gains recognized during the same taxable year over the Non-U.S. Holder’s U.S.-source capital losses recognized during such taxable year.

Information Reporting and Backup Withholding

Generally, the amount of interest paid on the Senior Notes and the amount of tax, if any, withheld with respect to those payments must be reported to the IRS and to Non-U.S. Holders. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to interest payments on the Senior Notes provided that the payor does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person as defined under the Code, and such holder has provided the certification described above under the heading “—Payments of Interest.” Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale (including retirement or redemption) of the Senior Notes within the United States or conducted through certain United States-related persons, unless the Non-U.S. Holder certifies under penalty of perjury that such holder is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code) or another exemption is otherwise established.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.

FATCA

Pursuant to Sections 1471 through 1474 of the Code and the U.S. Treasury regulations promulgated thereunder (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest income paid on the Senior Notes paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). You should consult your own tax advisors regarding these rules and whether they may be relevant to your ownership and disposition of the Senior Notes.

Current provisions of the Code and U.S. Treasury regulations that govern FATCA treat gross proceeds from the sale or other disposition of debt obligations that can produce U.S.-source interest (such as the Senior Notes) as subject to FATCA withholding after December 31, 2018. However, under recently proposed U.S. Treasury regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), such gross proceeds are not subject to FATCA withholding.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions in the underwriting agreement among us and Barclays Capital Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC as representatives of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of Senior Notes that appears opposite its name in the table below:

Underwriters	Principal Amount of Senior Notes
Barclays Capital Inc.	$
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC

Total	$

The underwriters are offering the Senior Notes subject to their acceptance of the Senior Notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Senior Notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the Senior Notes offered by this prospectus supplement if any such Senior Notes are taken. The offering of the Senior Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters initially propose to offer the Senior Notes to the public at the applicable public offering prices that appear on the cover page of this prospectus supplement. The underwriters may offer the Senior Notes to selected dealers at the public offering price minus a concession of up to         % of the principal amount of the Senior Notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to         % of the principal amount of the Senior Notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell Senior Notes through certain of their affiliates.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with the offering of Senior Notes:

Paid by us
Per Senior Note		%

Total	$

In the underwriting agreement, we have agreed that:

•	We will pay our expenses related to the offering (excluding the underwriters’ discount), which we estimate will be $1.1 million.

•

We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The Senior Notes are a new issue of securities, and there are currently no established trading markets for the Senior Notes. We do not intend to apply for the Senior Notes to be listed on any securities exchange or to arrange for the Senior Notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the Senior Notes, but they are not obligated to do so. The underwriters may discontinue any market making in the Senior Notes at any time in their sole discretion. Accordingly, active public trading markets for the Senior Notes may not develop, and the market prices and liquidity of the Senior Notes may be adversely affected.

In connection with the offering of the Senior Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the Senior Notes in the open market for the purpose of pegging, fixing or maintaining the prices of the Senior Notes. Syndicate covering transactions involve purchases of the Senior Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the prices of the Senior Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Settlement

We expect that delivery of the Senior Notes will be made to investors on or about                 , 2019, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Senior Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions. Certain of the underwriters and/or their affiliates currently serve as bookrunners, arrangers, lenders and/or agents under our revolving credit facility and/or our potential bridge facility. Consequently, these underwriters and/or their affiliates may receive a portion of the net proceeds of this offering to the extent they are used to repay amounts outstanding under our existing revolving credit facility and/or our potential bridge facility. Additionally, certain of the underwriters and/or their affiliates hold Worldpay’s bank debt and notes and may receive a portion of the net proceeds of this offering to the extent such proceeds are used to fund the redemption of such Worldpay indebtedness as described in “Use of Proceeds.”

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Senior Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Senior Notes offered hereby.

The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

Australia

This prospectus supplement:

(i)	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

(ii)

has not been, and will not be, lodged with the Australian Securities and Investments Commission (the “ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

(iii)

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

(iv)

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The Senior Notes may not be, directly or indirectly, offered for subscription or purchased or sold, and no invitations to subscribe for or buy the Senior Notes may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any Senior Notes may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the Senior Notes, you represent and warrant to us that you are an Exempt Investor.

As any offer of Senior Notes under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the Senior Notes, you undertake to us that you will not, for a period of 12 months from the date of issue of the Senior Notes, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with the ASIC.

Canada

The Senior Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Senior Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The Senior Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended or superseded), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended or superseded, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Senior Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Senior Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Each person located in a member state of the EEA to whom any offer of Senior Notes is made, or who receives any communication in respect of any offer of Senior Notes, or who initially acquires any Senior Notes, will be deemed to have represented and warranted to and with each underwriter and FIS that such person is not a retail investor.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Senior Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Senior Notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Directive.

United Kingdom

The communication of this prospectus supplement and the accompanying prospectus and any other document or materials relating to the issue of the Senior Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to and directed at persons outside the United Kingdom and those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Senior Notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates will be engaged only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of its contents.

Hong Kong

The Senior Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Senior Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the Senior Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Senior Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Korea

The Senior Notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The Senior Notes have not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, the Senior Notes may not be re-sold to South Korean residents unless the purchaser of the Senior Notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Senior Notes may not be circulated or distributed, nor may the Senior Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Senior Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Senior Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the issuer of the Senior Notes offered hereby has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Senior Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The Senior Notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to, the disclosure standards for issuance prospectuses under, art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Senior Notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, FIS or the Senior Notes has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Senior Notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of Senior Notes has not been, and will not be, authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Senior Notes.

Taiwan

The Senior Notes have not been and will not be registered with, or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or any other regulatory authorities of Taiwan, pursuant to relevant securities laws and regulations and may not be offered, issued or sold in Taiwan through a public offering or in any manner which would constitute an offer or a solicitation of an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations of Taiwan or would otherwise require registration with, filing with, or the approval of the Financial Supervisory Commission of Taiwan and/or any other regulatory authorities of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Senior Notes in Taiwan.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain our SEC filings from the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement and accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed under Item 9.01 of such form that are related to such items):

•	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 21, 2019;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the SEC on April 30, 2019;

•	our definitive proxy statement on Schedule 14A filed with the SEC on April 12, 2019; and

•

our Current Reports on Form 8-K, filed with the SEC on March 8, 2019, March  18, 2019 (report filed at 8:30:28 a.m. EDT), March  18, 2019 (report filed at 5:11:04 p.m. EDT), April  11, 2019 and May 13, 2019.

You may request a copy of these filings, at no cost, by writing to or telephoning us at:

Corporate Secretary

Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

(904) 438-6000

Selected information related to Worldpay, including an overview of Worldpay’s business, Worldpay’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the year ended December 31, 2018, Worldpay’s audited consolidated financial statements for the fiscal years ended December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018, Worldpay’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the fiscal quarter ended March 31, 2019, and Worldpay’s interim unaudited consolidated financial statements for the fiscal quarter ended March 31, 2019 and for the three months ended March 31, 2019 and 2018, have been included in our Current Report on Form 8-K filed with the SEC on May 13, 2019, which is incorporated by reference herein. In addition, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 filed with the SEC on April 30, 2019, which is incorporated by reference herein, includes a discussion of certain risks related to Worldpay’s business which we expect will be particularly relevant to FIS’ business following the merger.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference or in any such free writing prospectus we have authorized is accurate as of any date other than the date on the front cover of the respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

We take no responsibility for Worldpay’s filings with the SEC, and we are not incorporating by reference such filings into this prospectus supplement or the accompanying prospectus.

LEGAL MATTERS

The validity of the Senior Notes offered hereby will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters relating to Georgia law will be passed upon for us by Nelson, Mullins, Riley & Scarborough LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

FIS

The consolidated financial statements of Fidelity National Information Services, Inc. as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Worldpay

The consolidated financial statements and related financial statement schedule of Worldpay, Inc. as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018, incorporated in this prospectus supplement by reference from a Current Report on Form 8-K of Fidelity National Information Services, Inc. dated May 13, 2019, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle for the accounting for revenue from contracts with customers). Such consolidated financial statements and related financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

FIDELITY NATIONAL INFORMATION SERVICES, INC.

COMMON STOCK, PREFERRED STOCK, DEPOSITARY SHARES,

DEBT SECURITIES, WARRANTS, PURCHASE CONTRACTS AND UNITS

Fidelity National Information Services, Inc. may from time to time in one or more offerings offer and sell shares of common stock, shares of preferred stock, depositary shares representing fractional interests in shares of preferred stock or debt securities, senior or subordinated debt securities, warrants, purchase contracts and units.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any accompanying prospectus supplement, together with the documents incorporated by reference in this prospectus or any accompanying prospectus supplement, carefully before you make your investment decision.

We may sell these securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents and the specific terms of a plan of distribution will be stated in an accompanying prospectus supplement.

In addition, shareholders of ours (each a “selling shareholder”) may offer and sell our common stock from time to time in one or more offerings. We will describe the specific terms and manner of such offerings in a prospectus supplement, which will also provide information about the selling shareholders and the number of shares that may be sold. We will not receive any proceeds from the sale of shares of our common stock by any selling shareholders.

Our common stock is listed on the New York Stock Exchange under the trading symbol “FIS.” Other than for our common stock, there is no market for the other securities we may offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is July 1, 2016

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

i

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “FIS,” “we,” “our,” “ours,” or “us” refer to Fidelity National Information Services, Inc., together with its subsidiaries.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may issue any combination of securities described in this prospectus from time to time and in an unlimited amount. This prospectus provides you with a general description of the securities we may offer. Each time we or a selling shareholder sells securities, a prospectus supplement that will contain specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, in any prospectus supplement or in any permitted free writing prospectuses we have authorized for use with respect to the applicable offering or transaction. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus, any accompanying prospectus supplement, and any other document incorporated by reference is accurate only as of the date on the front cover of the respective documents. Our business, financial condition, results of operations and prospects may have changed since such date.

RISK FACTORS

Investing in the securities to be offered by this prospectus and any applicable prospectus supplement involves risk. Before you make a decision to buy our securities, you should read and carefully consider the risks and uncertainties discussed below under “Forward-looking Statements” and the risk factors set forth in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC prior to the date of this prospectus, and in the documents and reports that we file with the SEC after the date of this prospectus that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement and any related free writing prospectus or in other documents that are incorporated by reference therein. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us.

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and any related prospectus supplement, or incorporated by reference in this prospectus and any related prospectus supplement, or in any permitted free writing prospectuses we have authorized for use with respect to the applicable offering or transaction, that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or “Securities Act” and Section 21E of the Securities Exchange Act of 1934, as amended, or “Exchange Act,” including statements regarding our expectations, hopes, intentions, or strategies regarding the future. These statements relate to, among other things, the future financial and operating results of FIS. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology. Actual results could differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	the risk that acquired businesses will not be integrated successfully, or that the integration will be more costly or more time-consuming and complex than anticipated;

•	the risk that cost savings and other synergies anticipated to be realized from acquisitions may not be fully realized or may take longer or be more costly to realize than expected;

•	the risks of doing business internationally;

•

changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes in either or both the United States and international lending, capital and financial markets;

•	the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements, including privacy regulations;

•

the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;

•	changes in the growth rates of the markets for our solutions;

•	failures to adapt our solutions to changes in technology or in the marketplace;

•

internal or external security breaches of our systems, including those relating to unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;

•

the risk that implementation of software (including software updates) for customers or at customer locations may result in the corruption or loss of data or customer information, interruption of business operations, exposure to liability claims or loss of customers;

•	the reaction of current and potential customers to communications from us or regulators regarding information security, risk management, internal audit or other matters;

•	competitive pressures on pricing relating to our solutions including the ability to attract new, or retain existing, customers;

•	an operational or natural disaster at one of our major operations centers; and

•	other risks detailed elsewhere in this document and in our other filings with the Securities and Exchange Commission.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. We assume no obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should carefully consider the possibility that actual results may differ materially from forward-looking statements in or incorporated into this prospectus or any related prospectus supplement.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

FIS is a global leader in financial services technology offering a broad range of solutions in retail and enterprise banking, payments, capital markets, asset and wealth management, risk and compliance, treasury and insurance, as well as providing financial consulting and outsourcing services. FIS serves more than 20,000 institutions in over 130 countries. Headquartered in Jacksonville, Florida, FIS employs more than 55,000 people worldwide and holds leadership positions in payment processing, financial software, capital markets and banking solutions. FIS is a Fortune 500 company and is a member of Standard & Poor’s 500® Index.

Our executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204 and our telephone number is (904) 438-6000.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by us will be used for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, the financing of future acquisitions and the repayment or refinancing of outstanding indebtedness. Until we use the net proceeds in this manner, we may temporarily use them to make short-term investments or reduce short-term borrowings. We will not receive any proceeds from the sale of securities by selling shareholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods shown.

	Three Months ended March 31,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Ratio of Earnings to Fixed Charges(1)	1.8	4.6	5.4	5.9	4.5	4.0	3.2

(1)

In calculating the ratio of earnings to fixed charges, earnings are the sum of earnings from continuing operations before income taxes and equity in earnings (losses) of unconsolidated entities plus fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges include interest expense, capitalized interest and amortization of debt issue costs, as well as the imputed interest component of rental expense. There is no preferred stock outstanding as of the date of this prospectus, and we have paid no preferred dividends to date; accordingly, the ratio of earnings to fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.

DESCRIPTION OF CAPITAL STOCK

The following description of select provisions of our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws and Georgia law is necessarily general and does not purport to be complete.

This summary is qualified in its entirety by reference in each case to the applicable provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws. We have incorporated by reference our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws as exhibits to the registration statement of which this prospectus forms a part.

General

Stock Outstanding. As of May 31, 2016, our authorized capital stock consisted of 800,000,000 shares, of which 600,000,000 are designated “Common Stock” and have a par value of $.01 per share, and 200,000,000 shares are designated “Preferred Stock” and have a par value of $.01 per share. As of May 31, 2016, 327,193,482 shares of Common Stock and no shares of Preferred Stock were issued and outstanding.

Common Stock

Holders of our Common Stock are entitled to receive dividends that may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of FIS legally available for the payment of dividends. Holders of our Common Stock have the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote. Upon the voluntary or involuntary dissolution of FIS, the net assets of FIS available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with the number of shares of Common Stock held by them. The rights and privileges of holders of our Common Stock are subject to the rights and preferences of the holders of any series of Preferred Stock that we may issue in the future, as described below.

Preferred Stock

The Preferred Stock may be issued from time to time by the board of directors as shares of one or more series. The number of shares of each series of Preferred Stock, and the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of or on such shares shall be as fixed and determined by the board of directors prior to the issuance of any such shares, in the manner provided by law. The authority of the board of directors with respect to each series of the Preferred Stock shall include, without limiting the generality of the foregoing, the establishment of any or all of the voting powers, preferences, designations, rights, qualifications, limitations and restrictions described in Section 14-2-601(d) of the Georgia Business Corporation Code and any others determined by the board of directors, any of which may be different from or the same as those of any other class or series of FIS’s shares.

The board of directors is expressly authorized at any time to adopt resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and at any time and from time to time to file articles of amendment which are effective without shareholder action to increase or decrease the number of shares included in any series of Preferred Stock (but not to decrease the number of shares in any series below the number of shares then issued), to eliminate the series where no shares are issued, or to set or change in any one or more respects the voting powers, preferences, designations, rights, qualifications, limitations or restrictions relating to the shares of the series, except as otherwise provided by law or in the articles of amendment establishing any such series.

Anti-Takeover Effects of Certain Provisions of our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and Georgia law

A number of provisions of our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws deal with matters of corporate governance and the rights of shareholders. The following discussion is a general summary of select provisions of our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws and certain Georgia law that might be deemed to have a potential “anti-takeover” effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual shareholders may deem to be in their best interest or in which shareholders may be offered a substantial premium for their shares over then-current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions also render the removal of the incumbent board of directors or management more difficult.

Common Stock. Our unissued shares of authorized Common Stock will be available for future issuance without additional shareholder approval. While the authorized but unissued shares are not designed to deter or prevent a change of control, under some circumstances we could use the authorized but unissued shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

Preferred Stock. The existence of authorized but unissued Preferred Stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of the Preferred Stock to parties that might oppose such a takeover bid or issue shares of the Preferred Stock containing terms the potential acquiror may find unattractive. This ability may have the effect of delaying or preventing a change of control, may discourage bids for our Common Stock at a premium over the market price of our Common Stock, and may adversely affect the market price of, and the voting and the other rights of the holders of, our Common Stock.

Board of Directors and Related Provisions. Our Amended and Restated Articles of Incorporation provide that the number of directors is to be not less than five and not more than fifteen and is to be set by resolution of our board of directors from time to time. Our Amended and Restated Articles of Incorporation provide that any vacancy on our board that results from an increase in the number of directors, or from the death, resignation, retirement, disqualification, or removal from office of any director, will be filled by a majority of the remaining members of our board, though less than a quorum, or by the sole remaining director. Any director elected to fill a vacancy resulting from the death, resignation, retirement, disqualification, or removal from office of a director will have the same remaining term as his or her predecessor. Accordingly, our board can prevent any shareholder from enlarging our board and filling the new directorships with that shareholder’s own nominees.

Special Meetings of Shareholders. Our Amended and Restated Bylaws provide that special meetings may be called by the chairman of our board of directors, the vice chairman, our chief executive officer, our president, our board of directors by vote at a meeting, a majority of our directors in writing without a meeting, or by unanimous call of our shareholders.

Advance Notice Requirements for Shareholder Proposals and Director Nominees. Our Amended and Restated Bylaws provide that, if one of our shareholders desires to submit a proposal or nominate persons for election as directors at an annual shareholders’ meeting, the shareholder’s written notice must be received by us not less than 120 days prior to the anniversary date of the date that the proxy statement for the immediately preceding annual meeting of shareholders was released to shareholders. However, if no annual meeting of the shareholders was held in the previous year or if the date of the annual meeting of the shareholders has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, the notice shall be delivered to and received by us not later than the last to occur of (i) the date that is 150 days prior to the date of the contemplated annual meeting or (ii) the date that is 10 days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated annual meeting. The notice must describe the proposal or nomination and set forth the name and address of, the stock held of record and beneficially by, the shareholder and other specified information. The presiding officer of the meeting may refuse to acknowledge a proposal or nomination not made in compliance with the procedures contained in our Amended and Restated Bylaws. The advance notice requirements regulating shareholder nominations and proposals may have the effect of precluding a contest for the election of directors or the introduction of a shareholder proposal if the requisite procedures are not followed and may discourage or deter a third-party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal.

Other Constituencies

In discharging the duties of their respective positions and in determining what is believed to be in the best interests of our company, our board, committees of our board, and individual directors, in addition to considering the effects of any action on FIS or its shareholders, is authorized under a provision of our Amended and Restated Articles of Incorporation to consider the interests of our employees, customers, suppliers, and creditors and the employees, customers, suppliers, and creditors of our subsidiaries, the communities in which our offices or other establishments are located, and all other factors the directors consider pertinent. This provision permits our board to consider numerous judgmental or subjective factors affecting a proposal for a business combination, including some non-financial matters, and on the basis of these considerations, our board may be permitted to oppose a business combination or other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of our shareholders.

Amendment of Our Articles

Under the Georgia Business Corporation Code in general, and except as otherwise provided by our articles of incorporation, amendments to our Amended and Restated Articles of Incorporation must be recommended to the shareholders by our board and approved at a properly called shareholder meeting by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment. Our articles of incorporation require the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, voting together as a single class, to make, alter, amend, change, add to, or repeal any provision of, our Amended and Restated Articles of Incorporation or Amended and Restated Bylaws where such creation, alteration, amendment, change, addition, or repeal would be inconsistent with the provisions of our articles relating to:

•	the number of members of our board;

•	the filling of vacancies on our board; or

•	the ability of our board of directors to adopt amendments to our Amended and Restated Bylaws.

Notwithstanding the foregoing, this two-thirds vote is not required for any alteration, amendment, change, addition, or repeal recommended by a majority of our board.

Amendment of Our Bylaws

Under the Georgia Business Corporation Code in general, and subject to our Amended and Restated Articles of Incorporation and the requirements of the business combination and fair price provisions described below, our Amended and Restated Bylaws may be altered, amended, or repealed by our board or by the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote and actually voted on such matter.

Anti-Takeover Legislation - Georgia Law

We are covered by two provisions of the Georgia Business Corporation Code, or Georgia Code, that restrict business combinations with interested shareholders: the business combination provision and the fair price provision. These provisions do not apply to a Georgia corporation unless its bylaws specifically make the statute applicable, and once adopted, in addition to any other vote required by the corporation’s articles of incorporation or bylaws to amend the bylaws, such a bylaw may be repealed only by the affirmative vote of at least two-thirds of the continuing directors and a majority of the votes entitled to be cast by the voting shares of such corporation, other than shares beneficially owned by an interested shareholder and, with respect to the fair price provision, his, her, or its associates and affiliates.

Interested Shareholders Transactions

The business combination provision of the Georgia Code generally prohibits Georgia corporations from entering into certain business combination transactions with any “interested shareholder,” generally defined as any person other than the corporation or its subsidiaries beneficially owning at least 10% of the outstanding voting stock of the corporation, for a period of five years from the date that person became an interested shareholder, unless:

•

prior to that shareholder becoming an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction by which the shareholder became an interested shareholder;

•

in the transaction in which the shareholder became an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of the voting stock outstanding, excluding, for purposes of determining the number of shares outstanding, “Insider Shares,” as defined below, at the time the transaction commenced; or

•

subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in the interested shareholder being the beneficial owner of at least 90% of the outstanding voting shares, excluding, for purposes of determining the number of shares outstanding, Insider Shares, and the transaction was approved at an annual or special meeting of shareholders by the holders of a majority of the voting stock entitled to vote thereon, excluding from such vote, Insider Shares and voting stock beneficially owned by the interested shareholder.

For purposes of this provision, Insider Shares refers generally to shares owned by:

•	persons who are directors or officers of the corporation, their affiliates, or associates;

•	subsidiaries of the corporation; or

•

any employee stock plan under which participants do not have the right, as determined exclusively by reference to the terms of such plan and any trust which is part of such plan, to determine confidentially the extent to which shares held under such plan will be tendered in a tender or exchange offer.

A Georgia corporation’s bylaws must specify that all requirements of this provision apply to the corporation in order for this provision to apply. Our Amended and Restated Bylaws contain a provision stating that all requirements of this provision, and any successor provision, apply to us.

Fair Price Requirements

The fair price provision of the Georgia Business Corporation Code imposes certain requirements on business combinations of a Georgia corporation with any person who is an “interested shareholder” of that corporation. In addition to any vote otherwise required by law or the corporation’s articles of incorporation, under the fair price provision, business combinations with an interested shareholder must meet one of the three following criteria designed to protect a corporation’s minority shareholders:

•

the transaction must be unanimously approved by the “continuing directors” of the corporation, generally directors who served prior to the time an interested shareholder acquired 10% ownership and who are unaffiliated with such interested shareholder, provided that the continuing directors constitute at least three members of the board of directors at the time of such approval;

•

the transaction must be recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination; or

•	the terms of the transaction must meet specified fair pricing criteria and certain other tests.

A Georgia corporation’s bylaws must specify that all requirements of the fair price provision apply to the corporation in order for the fair price provision to apply. Our Amended and Restated Bylaws contain a provision stating that all requirements of the fair price provision, and any successor provisions thereto, apply to us.

Removal of Directors

The Georgia Business Corporation Code also contains a provision commonly referred to as the “removal provision”, which, in the case of a company such as FIS without a staggered board, generally provides that:

•	directors may be removed with or without cause only by a majority vote of the shares entitled to vote for the removal of directors; and

•

a director may be removed by a corporation’s shareholders only at a meeting called for the purpose of removing him or her and the meeting notice must state that purpose, or one of the purposes, of the meeting is removal of the director.

Limitations on Director Liability

Under the provisions of the Amended and Restated Articles of Incorporation, no director shall have any liability to us or to our shareholders for monetary damages for any action taken, or failure to take any action, as a director, except for: (1) any appropriation of any business opportunity of ours in violation of the director’s duties; (2) acts or omissions which involve intentional misconduct or a knowing violation of law; (3) the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code (relating to unlawful dividends and other distributions); or (4) any transaction from which the director received an improper personal benefit.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare.

DESCRIPTION OF DEPOSITARY SHARES

We may issue fractional interests in debt securities or preferred stock in the form of depositary shares. The terms of any depositary shares we may offer and the applicable deposit agreement will be stated in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities may be either senior debt securities or subordinated debt securities. The applicable prospectus supplement will describe the terms of any debt securities that we may offer.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, common stock or other securities described in this prospectus, or any combination of these securities, and these warrants may be issued independently or together with any underlying securities and may be attached or separate from the underlying securities. The applicable prospectus supplement will describe the terms of any warrants that we may offer.

DESCRIPTION OF PURCHASE CONTRACTS

As may be specified in a prospectus supplement, we may issue purchase contracts obligating holders to purchase from us, and us to sell to the holders, a number of debt securities, shares of common stock or preferred stock, or other securities described in this prospectus or the applicable prospectus supplement at a future date or dates. The prospectus supplement relating to any purchase contracts will specify the material terms of the purchase contracts and any applicable pledge or depositary arrangements.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. The prospectus supplement will describe the terms of any such units.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to or through underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors;

•	through agents to the public or to institutional investors; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to be received by us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

If we sell the securities directly or through agents designated by us, we will identify any agent involved in the offering and sale of the securities and will list any commissions payable by us to the agent in the accompanying prospectus supplement. Unless indicated otherwise in the prospectus supplement, any such agent will be acting on a best efforts basis to solicit purchases for the period of its appointment.

We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities and provide for payment and delivery on a future date specified in an accompanying prospectus supplement. We will describe any such arrangement in the prospectus supplement. Any such institutional investor may be subject to limitations on the minimum amount of securities that it may purchase or on the portion of the aggregate principal amount of such securities that it may sell under such arrangements. Institutional investors from which such authorized offers may be solicited include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	such other institutions as we may approve.

Underwriters, dealers, agents and remarketing firms, and their control persons, may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services for us or our affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than our Common Stock which is listed on the New York Stock Exchange. Any Common Stock sold will be listed on the New York Stock Exchange, upon official notice of issuance, unless stated otherwise in the applicable prospectus supplement. The securities, other than the Common Stock, may or may not be listed on a national securities exchange. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

The applicable prospectus supplement will describe the plan of distribution with regard to any shares to be sold by selling shareholders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also obtain our SEC filings from the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement, of which this prospectus is a part, or otherwise filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. When we file information with the SEC in the future, that information will automatically update and supersede this information. We incorporate by reference the documents listed below (other than information in such documents that is not deemed to be filed) and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act after the initial filing of the registration statement that contains this prospectus and until the termination of the offering of the securities covered by this prospectus:

•

our annual report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February  26, 2016; except for the following sections, which were updated by the Current Report on Form 8-K dated June 2, 2016: Part I, Item 1. “Business”; Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and Part II, Item 8. “Financial Statements and Supplementary Data”;

•	our quarterly report on Form 10-Q for the period ended March 31, 2016, filed with the SEC on May 4, 2016;

•	our definitive proxy statement on Schedule 14A filed with the SEC on April 15, 2016;

•

our current reports on Form 8-K, filed with the SEC on February 23, 2016, May 12, 2016,  May 18, 2016, May  27, 2016, June  2, 2016 and July 1, 2016, and Exhibit 99.1 to our current report on Form 8-K filed with the SEC on October 13, 2015; and

•

the description of the our Common Stock, par value $0.01 per share, included in our registration statement on Form 10, as amended, filed with the SEC on April 3, 2001 under the Securities Exchange Act, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing to or telephoning us at:

Corporate Secretary

Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

(904) 438-6000

You should rely only on the information contained in or incorporated by reference in this prospectus and any supplements to this prospectus or in any permitted free writing prospectuses we have authorized for use with respect to the applicable offering or transaction. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this prospectus or incorporated by reference in this prospectus or in any such free writing prospectus we have authorized is accurate as of any date other than the date on the front of this prospectus or the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

LEGAL MATTERS

Certain matters with respect to the validity of the securities offered hereby will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York and certain matters with respect to Georgia law will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia. Additional legal matters may be passed on for us and for any underwriters, dealers or agents by counsel which we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Fidelity National Information Services, Inc. and its subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of SunGard, formerly known as SunGard Capital Corp., and SunGard’s management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to Fidelity National Information Services, Inc.’s Current Report on Form 8-K dated October 13, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Fidelity National Information Services, Inc.

$                 % Senior Notes due 20

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays

Citigroup

Goldman Sachs & Co. LLC

J.P. Morgan

May    , 2019